EXECUTION VERSION

STOCK PURCHASE AGREEMENT

BY AND BETWEEN
Neenah Composites, LLC,
as Buyer,

VECTORPLY CORPORATION,
as the Company,

each of the SELLERS party hereto,

and the
SELLERS’ REPRESENTATIVE
named herein

Dated as of March 3, 2020

TABLE OF CONTENTS

Page

Article I DEFINITIONS; CONSTRUCTION	1

Section 1.1	Definitions 1

Section 1.2	Construction 13

Article II THE TRANSACTION	14

Section 2.1	Sale and Purchase of Shares 14

Section 2.2	Purchase Price 14

Section 2.3	Payment 14

Section 2.4	Closing Date Purchase Price Adjustment; Expense Amount 15

Section 2.5	Post-Closing Purchase Price Adjustment 15

Article III REPRESENTATIONS AND WARRANTIES OF THE COMPANY	18

Section 3.1	Organization and Good Standing 18

Section 3.2	Authority and Enforceability 18

Section 3.3	No Conflict 18

Section 3.4	Capitalization and Ownership; Subsidiaries 19

Section 3.5	Financial Statements 19

Section 3.6	No Undisclosed Liabilities 20

Section 3.7	Absence of Certain Changes 20

Section 3.8	Properties and Assets 22

Section 3.9	Intellectual Property 23

Section 3.10	Contracts 25

Section 3.11	Tax Matters 27

Section 3.12	Employee Benefit Matters 28

Section 3.13	Employment and Labor Matters 30

Section 3.14	Governmental Authorizations 31

Section 3.15	Compliance with Laws 31

Section 3.16	Legal Proceedings 31

Section 3.17	Brokers Fees 32

Section 3.18	Affiliate Transactions 32

Section 3.19	Warranty Claims 32

Section 3.20	Customers and Vendors 32

Section 3.21	Environmental Laws 32

Section 3.22	Insurance 33

Section 3.23	Accounts Receivable 34

Section 3.24	Accounts Payable 34

Section 3.25	Inventory 34

Section 3.26	Questionable Payments 34

Section 3.27	International Trade 35

Section 3.28	Disclaimer of Other Representations and Warranties 36

Article IV REPRESENTATIONS AND WARRANTIES OF SELLERS	36

Section 4.1	Organization 36

Section 4.2	Authority and Enforceability 36

Section 4.3	No Conflict 36

Section 4.4	Title 36

Section 4.5	Legal Proceedings 37

Section 4.6	Brokers Fees 37

Section 4.7	Disclaimer of Other Representations and Warranties 37

Article V REPRESENTATIONS AND WARRANTIES OF BUYER	37

Section 5.1	Organization and Good Standing 37

Section 5.2	Authority and Enforceability 37

Section 5.3	No Conflict 37

Section 5.4	Legal Proceedings 38

Section 5.5	Brokers Fees 38

Section 5.6	Solvency 38

Section 5.7	Investment Intent 38

Section 5.8	Independent Investigation 38

Section 5.9	R&W Insurance 39

Article VI THE CLOSING; CONDITIONS TO CLOSE	39

Section 6.1	Generally 39

Section 6.2	Conditions to Buyer’s Obligations 39

Section 6.3	Conditions to Sellers’ and the Company’s Obligations 40

Section 6.4	Closing Deliveries of the Sellers 40

Section 6.5	Closing Deliveries of the Buyer 42

Article VII PRE-CLOSING COVENANTS	43

Section 7.1	Conduct of Business Prior to Closing 43

Section 7.2	Access 43

Section 7.3	Notification of Certain Matters 44

Section 7.4	Exclusivity 44

Section 7.5	Efforts to Close; Consents and Filings 44

Section 7.6	Financing. 46

Section 7.7	Continuing Employee Offer Letters 47

Article VIII ADDITIONAL COVENANTS	47

Section 8.1	Employees and Benefits 47

Section 8.2	Confidentiality 48

Section 8.3	Tax Matters 48

Section 8.4	Indemnification and Insurance 51

Section 8.5	Non-Competition; Non-Solicitation 52

Section 8.6	Supplement to Disclosure Schedules 53

Section 8.7	R&W Insurance 53

Article IX NO SURVIVAL; CERTAIN WAIVERS	53

Section 9.1	No Survival; Certain Waivers 53

Section 9.2	Waiver of Certain Claims 54

Section 9.3	Sellers’ Representative 54

Article X TERMINATION	58

Section 10.1	Termination 58

Section 10.2	Effect of Termination 59

Section 10.3	Termination Fee 60

Article XI MISCELLANEOUS	60

Section 11.1	Expenses 60

Section 11.2	Further Assurances 60

Section 11.3	Notices 61

Section 11.4	Assignment 61

Section 11.5	Governing Law 62

Section 11.6	Specific Performance 62

Section 11.7	Amendment and Waiver 62

Section 11.8	Entire Agreement; No Third Party Beneficiaries 63

Section 11.9	Severability 63

Section 11.10	Counterparts; Signatures 63

Section 11.11	Transfer of Privilege; Conflicts 63

ANNEXES

Annex I	Illustrative Closing Date Working Capital Amount Calculation

EXHIBITS

Exhibit A	Escrow Agreement

SCHEDULES

Company Disclosure Schedule

Section 1.1	Accounting Methodologies

Section 3.3	No Conflicts

Section 3.4	Capitalization and Ownership

Section 3.5	Financial Statements

Section 3.6	Liabilities

Section 3.7	Absence of Certain Changes

Section 3.8(a)	Real Property

Section 3.8(b)	Title to Owned Real Property

Section 3.8(c)	Personal Property

Section 3.9	Intellectual Property

Section 3.10(a)	Material Contracts

Section 3.12(a)	Company Plans

Section 3.13	Employment & Labor Matters

Section 3.16	Legal Proceedings

Section 3.18	Affiliate Transactions

Section 3.19	Warranty Claims

Section 3.20	Customers and Vendors

Section 3.21	Environmental Laws

Section 3.22(a)	Insurance

Section 3.24	Accounts Payable

Section 6.4(i)	Required Consents

Section 8.1(d)	COBRA Employees

Schedules

Schedule 4.4	Title

STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (the “Agreement”), dated as of March 3, 2020, is made by and among Neenah Composites, LLC, a Delaware limited liability company (“Buyer”), VECTORPLY CORPORATION, a Georgia corporation (the “Company”), each of the persons executing this Agreement as a Seller below (each a “Seller” and, collectively, “Sellers”), and MSOUTH EQUITY PARTNERS, L.P., a Delaware limited partnership in its capacity as the representative of the Sellers (the “Sellers’ Representative”). Buyer and Sellers are each referred to herein individually as a “Party” and collectively as the “Parties”.
RECITALS
WHEREAS, the Company operates a business consisting of the production, sourcing and development of high-performance reinforcement fabrics used in composite materials (the “Business”);
WHEREAS, Sellers own all of the issued and outstanding shares of capital stock of the Company (the “Shares”); and
WHEREAS, Sellers desire to sell to Buyer, and Buyer desires to purchase from Sellers, the Shares, in accordance with the terms and conditions of this Agreement.
NOW, THEREFORE, intending to be legally bound and in consideration of the mutual provisions set forth in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:
ATICLE I
DEFINITIONS; CONSTRUCTION

Section 1.1    Definitions. As used in this Agreement, the following terms have the meanings specified in this Section 1.1.

“ACA” means the Patient Protection and Affordable Care Act of 2010, as amended, and all regulations promulgated thereunder.
“Accounting Methodologies” means GAAP as modified by those exceptions to GAAP as are set forth on Section 1.1 of the Company Disclosure Schedule, as applied on a consistent basis with past practice.
“Acquisition Transaction” has the meaning set forth in Section 7.4.
“Adjustment Escrow Amount” means an amount equal to $1,392,196.
“Adjustment Escrow Fund” means the deposit of the Adjustment Escrow Amount with the Escrow Agent, which Adjustment Escrow Fund shall be governed by the terms hereof and the terms of the Escrow Agreement.
“Adjustment Statement” has the meaning set forth in Section 2.5(a).
“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling or controlled by, or under direct or indirect common control with, such Person. For purposes of this definition, a Person will be deemed to control another Person if it owns or controls more than 50% of the voting equity of the other Person (or other comparable ownership if the Person is not a corporation). As used in this Agreement, the term “Affiliate” will with respect to the Buyer, for all periods following the Closing, include the Company.
“Agreement” means this Agreement, together with the Company Disclosure Schedule, Schedules, Exhibits and Annexes attached hereto, as the same may be amended from time to time.
“Antitrust Authority” means the Antitrust Division of the United States Department of Justice, the Federal Trade Commission, any State Attorney General and any other antitrust authorities with mandatory pre-merger filing requirements applicable to the transactions contemplated by this Agreement.
“Antitrust Filings” has the meaning set forth in Section 7.5(a).
“Antitrust Laws” means the HSR Act and any other Laws applicable to Buyer, the Sellers or the Company in any applicable jurisdiction that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization of trade.
“Balance Sheet” has the meaning set forth in Section 3.5.
“Base Balance Sheet” has the meaning set forth in Section 3.5.
“Base Price” has the meaning set forth in Section 2.2.
“Books and Records” means all material files, documents, instruments, papers and other books and records maintained by or primarily for the Company, including, to the extent consistent with the foregoing, financial statements, Tax Returns and related work papers and letters from accountants, budgets, pricing guidelines, ledgers, journals, deeds, title policies, minute books, stock certificates and books, stock transfer ledgers, customer lists, computer files and programs, retrieval programs, and operating data and plans.
“Business” has the meaning set forth in the recitals to this Agreement.
“Business Day” means each Monday, Tuesday, Wednesday, Thursday and Friday that is not a day on which banking institutions in Georgia are authorized or obligated by law or executive order to close.
“Business Intellectual Property” means, collectively, the Owned Intellectual Property and the Licensed Intellectual Property.
“Buyer” has the meaning set forth in the introduction to this Agreement.
“Buyer Related Parties” means Buyer, its Affiliates, and its and their respective directors, managers, officers, employees, agents or other representatives (including legal counsel, accountants and financial advisors) and any Person claiming through any of them.
“Cash” means, with respect to a Person, the amount of cash, cash equivalents and liquid investments on hand or credited to any account open in the name of such Person with a financial institution (plus all uncollected bank deposits and less all outstanding checks).
“Closing” has the meaning set forth in Section 6.1.
“Closing Date” has the meaning set forth in Section 6.1.

“Closing Date Cash Amount” means, the Cash of the Company calculated as of immediately prior to the Closing in accordance with the Accounting Methodologies.
“Closing Date Indebtedness Amount” means the Indebtedness of the Company, calculated as of immediately prior to the Closing in accordance with the Accounting Methodologies.
“Closing Date Payment Amount” has the meaning set forth in Section 2.3.
“Closing Date Seller Payment” has the meaning set forth in Section 2.3(e).
“Closing Date Working Capital Amount” means, as set forth in the sample calculation set forth on Annex I, (a) the sum of the balances of the line items of the current assets of the Company (excluding any Closing Date Cash Amount and any current Tax assets) minus (b) the sum of the balances of the line items of the current liabilities of the Company (excluding any Closing Date Indebtedness Amount to the extent made up of current liabilities and any current liabilities for Taxes), in each case, calculated as of immediately prior to the Closing in accordance with the Accounting Methodologies. For purposes of this definition, if the sum of the balances of the line items of the current liabilities of the Company exceeds the sum of the balances of the line items of the current assets of the Company, then the Closing Date Working Capital Amount will be represented by a negative number.
“Closing Statement” has the meaning set forth in Section 2.4(a).
“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and regulations promulgated thereunder.
“Code” means the Internal Revenue Code of 1986.
“Company” has the meaning set forth in the introduction to this Agreement.
“Company Disclosure Schedule” means the disclosure schedule delivered by the Company to the Buyer concurrently with the execution and delivery of this Agreement and dated as of the date of this Agreement.
“Company Information” has the meaning set forth in Section 8.2.
“Company’s Knowledge” and all permutations thereof, means the actual knowledge of Trevor Humphrey, Jennifer Gaylor, Trevor Gundberg, Jay Woodrow and Tamir Levy. A Person will be deemed to have actual knowledge of a particular fact or other matter if: (a) such Person is actually aware of such fact or other matter; or (b) a prudent individual could be expected to discover or otherwise become aware of such fact or other matter in the course of conducting a reasonable investigation that would normally be conducted in the Ordinary Course of Business concerning the existence of such fact or other matter.
“Company Plan” means any “employee benefit plan” (as defined in Section 3(3) of ERISA) and any other material plan, Contract or arrangement, whether or not considered legally binding and whether or not written, that involves direct or indirect compensation, including any (a) pension, retirement, profit sharing, deferred compensation, other post-retirement compensation, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other forms of incentive compensation (b) any welfare or “fringe” benefits, including insurance coverage, severance, cafeteria plan, health care reimbursement, dependent care assistance, or (c) consulting, engagement, retainer or golden parachute agreement or arrangement, sponsored or maintained by the Company, or to which the Company contributes or may otherwise incur any liability, for the benefit of any current or former director, officer or employee of the Company.

“Company Systems” means all systems, devices or equipment enabling or relating to the Processing of data or information, including all software operating on or in connection with such systems, devices or equipment, used or held for use by or on behalf of the Company.
“Company Transaction Expenses” means all fees, costs, and expenses (including all legal fees and expenses, all fees and expenses payable to any broker or finder, all fees and expenses of any audit firm or accountants, and all premiums, fees, commissions, costs and expenses associated with the Tail Policy) that have been incurred in connection with the transactions contemplated by this Agreement on behalf of or for the benefit of the Company and its Affiliates but unpaid as of the Closing Date.
“Confidentiality Agreement” means that certain confidentiality agreement by and between Neenah, Inc. and the Company dated as of November 22, 2019.
“Continuation Period” has the meaning set forth in Section 8.1(a).
“Continuing Employee” means those Persons employed by the Company immediately prior to the Closing, including those employees on vacation, leave of absence, disability (including long-term disability), military, parental or sick leave or layoff (whether or not such employees return to active employment with the Company).
“Contract” means any contract, agreement, lease, guaranty, mortgage, note, bond or other instrument or consensual obligation that is legally binding (whether written or oral).
“Covered Employees” means the individuals listed on that certain employee organizational chart “Vectorply Corporation Organizational Chart” made available to Buyer in the virtual Firmex data room managed by Brookwood Associates, LLC, which Sellers used to provide diligence to Buyer related to the Company’s operations.
“Derivative Instrument” means (a) any currency swap agreement, option contract, future contract, option on futures contract, spot or forward contract or other agreements to purchase or sell currency or any other arrangement entered into by a Person to hedge such Person’s exposure or to speculate on movements in rates of exchange of currencies, (b) any interest rate swap, option contract, futures contract, options on futures contract, cap, floor, collar or any other similar derivative financing instrument entered into by a Person to hedge such Person’s exposure to or to speculate on movements in interest rates, (c) any forward purchase, forward sale, put option, synthetic put option, call option, collar or any other arrangement relating to commodities entered into by a Person to hedge such Person’s exposure to or to speculate on commodity prices, and (d) any other derivative transaction or hedging arrangement of any type or nature whatsoever that is the subject at any time of trading in the over-the-counter derivatives market.
“D&O Indemnified Parties” has the meaning set forth in Section 8.4(a).
“Dispute” has the meaning set forth in Section 11.11(b).
“Effective Time” has the meaning set forth in Section 6.1.
“Encumbrance” means any charge, mortgage, encumbrance, pledge, security interest, deed of trust, claim, lease, option, right of first refusal, easement or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership, or other lien other than (a) carrier’s, warehousemen’s, mechanic’s, materialmen’s, landlord’s and other similar liens incurred in the Ordinary Course of Business, (b) liens securing rental payments under capital lease arrangements arising in the Ordinary Course of Business but not yet delinquent, (c) restrictions on the transferability of securities arising under applicable securities Laws, (d) restrictions arising under applicable zoning and other land use Laws that do not detract from the value of or have a material effect on the present use or occupancy of the property subject thereto and are not violated by the current use and operation of the Real Property, (e) defects, easements, customary encumbrances on title, rights of way, restrictions, covenants, claims, subleases, rights of first refusal granted to third parties or any Governmental Authority by Law, any Law of any Governmental Authority having jurisdiction over the real property or similar items relating to real property that do not have a material effect on the present use or occupancy of the Real Property subject thereto, (f) matters which would be disclosed by an accurate survey or inspection of any land, buildings, improvements and fixtures erected thereon and all appurtenances related thereto that do not have a material effect on the present use or occupancy of the Real Property subject thereto, (g) matters of public record that do not have a material effect on the present use or occupancy of the Real Property subject thereto, (h) encumbrances for Taxes not yet due and payable or that are being contested in good faith by the Company and for which appropriate reserves have been established in accordance with the Accounting Methodologies or (i) pledges or deposits made in the Ordinary Course of Business to secure obligations under workers’ compensation Laws or similar legislation.
“Environmental Condition” means any condition with respect to the environment (including the air, water, groundwater, surface water and land), whether or not yet discovered, which could or does result in any damage, loss, cost, expense, claim, demand, order or liability to or against any Person by any third party or Governmental Authority, including any condition resulting from the ownership or use of any of the Company’s assets, or any activity or operation conducted or formerly conducted by any Person on or off the owned Real Property or any other location where the Company has conducted its business, or any location to which the Company transported or arranged for the transportation of Hazardous Substances.
“Environmental Laws” means any Law relating to the protection of human health, safety or the environment including: (a) all requirements pertaining to reporting, licensing, permitting, investigating or remediating emissions, discharges, Releases of Hazardous Substances or other contamination, whether solid, liquid or gaseous in nature, into the air, surface water, groundwater or land, or relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Substances or other contamination, whether solid, liquid or gaseous in nature; and (b) all requirements pertaining to the protection of the health and safety of employees in the workplace or any Persons from exposure to Hazardous Substances.
“ERISA” means the Employee Retirement Income Security Act of 1974.
“ERISA Affiliate” means, with respect to any corporation or trade or business, any other corporation or trade or business that is, or was at the relevant time, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes or included the Company, or that is, or was at the relevant time, a member of the same “controlled group” as the Company pursuant to Section 4001(a)(14) of ERISA.
“ES” has the meaning set forth in Section 11.11(a).
“Escrow Agent” means SunTrust Bank, now known as Truist Bank.
“Escrow Agreement” means an escrow agreement to be entered into by and among Buyer, the Sellers’ Representative, and the Escrow Agent, such escrow agreement to be substantially in the form attached hereto as Exhibit A.
“Estimated Cash Amount” has the meaning set forth in Section 2.4(a).

“Estimated Company Transaction Expenses” has the meaning set forth in Section 2.4(a).
“Estimated Indebtedness Amount” has the meaning set forth in Section 2.4(a).
“Estimated Working Capital Amount” has the meaning set forth in Section 2.4(a).
“Exhibits” means the exhibits attached to this Agreement.
“Financial Statements” has the meaning set forth in Section 3.5.
“Former Employee” means those former employees of the Company who left employment prior to the Closing and who retain a benefit in any applicable Company Plan.
“GAAP” means United States generally accepted accounting principles in effect for the relevant time period.
“Governing Documents” means, with respect to any Person, the certificate or articles of incorporation, bylaws, operating agreement, deed of trust, or other charter documents or organizational or governing documents or instruments of such Person.
“Governmental Authority” means any: (a) nation, state, county, city, district or other similar jurisdiction of any nature; (b) federal, state, local or foreign government; (c) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, commission, bureau, instrumentality, department, official, entity, court or tribunal); (d) multi-national organization or body; or (e) body or other Person entitled by applicable Law to exercise any arbitrative, administrative, executive, judicial, legislative, police, regulatory or Taxing authority or power, including any court, tribunal or judicial or arbitral body of competent jurisdiction.
“Governmental Authorization” means any approval, consent, ratification, waiver, license, permit, registration or other authorization issued or granted by any Governmental Authority.
“Hazardous Substance” means any substance: (a) the presence of which requires investigation or remediation under any Environmental Laws; (b) which is defined as or regulated as a “contaminant,” “pollutant,” “hazardous waste” or “hazardous substance” under any Environmental Laws; (c) that is toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic or mutagenic or otherwise hazardous and is regulated under Environmental Laws; or (d) that is gasoline, diesel fuel or other petroleum hydrocarbons or fractions thereof, polychlorinated biphenols (PCBs) or asbestos.
“HIPAA” means the Health Insurance Portability and Accountability Act of 1996, as amended, and regulations promulgated thereunder.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.
“Income Tax” means any federal, state, local or foreign Tax measured by or imposed on income, including any interest, fines, penalties or additions thereto.
“Income Tax Return” means any Tax Return relating to Income Taxes.
“Indebtedness” means without duplication of any of the following: (a) any obligation for borrowed money, including all accrued interest, prepayment premiums or penalties and fees on the foregoing which would be payable if such obligations were paid in full as of the applicable date of determination, (b) any lease required to be capitalized in accordance with GAAP, but excluding all obligations in respect of any operating lease that does not effectively transfer control of the underlying asset and does not represent an in-substance financed purchase of an asset under GAAP, including, without limitation, Accounting Standards Codification 842 and related accounting rules and regulations, as such may be amended or re-codified from time to time, notwithstanding that GAAP and such accounting rules and regulations, such as Accounting Standards Codification 842, may require that such obligations be recognized on the balance sheet of the Company as a lease liability, along with the related right-of-use asset, (c) any obligation properly classified as funded indebtedness under GAAP, (d) any notes, bonds, debentures of similar contractual obligations, (e) any obligations to pay the deferred purchase price of property or services, earnout or similar payment, excluding all obligations in respect of any open purchase orders for inventory and supplies entered into in the Ordinary Course of Business, and other similar current Liabilities, (f) all obligations under any Derivative Instrument, (g) all obligations for severance, change of control, retention or similar arrangements payable in connection with the Closing, (h) obligations for bonuses, commissions, incentives or similar arrangements, (i) all unpaid management fees owed to MSouth Equity Partners, L.P., (j) any letters of credit, and (k) any guarantee given by any Person in respect of any of the foregoing obligations (other than the endorsement of negotiable instruments for deposit or collection in the Ordinary Course of Business).
“Independent Accountant” has the meaning set forth in Section 2.5(b).
“Information Laws” means all Laws, requirements of any Contract, or requirements of any policy, in each case applicable to or binding upon the Company, concerning the confidentiality, nondisclosure, privacy or security of data or information or the Processing thereof.
“Insurance Policies” has the meaning set forth in Section 3.22(a).
“Intellectual Property” means all intellectual property of any type throughout the world and all rights therein, including, but not limited to, any and all of the following: (a) trademarks and service marks, trade names, brand names, logos and corporate names, trade dress and other indicia of source of origin, including all common law rights, applications and registrations and the goodwill connected with the use of and symbolized by the foregoing; (b) copyrights and other works of authorship, including all common law rights and all applications and registrations related to the foregoing; (c) trade secrets and confidential or proprietary information and know-how; (d) patents and patent applications (including, but not limited to, continuations, continuations-in-part, divisions, provisional and non-provisional applications, reexaminations, reissues and extensions); (e) mask works, mask work registrations and mask work applications; (f) internet domain name registrations; (g) moral rights; (h) social media accounts, including account credentials; (i) rights existing in any data, dataset, or database, including database rights and industrial property rights; and (j) other intellectual property and related proprietary rights, interests and protections.
“Inventory” means, subject to adjustments for any applicable inventory reserves (a) finished goods, (b) work in process, (c) raw materials, (d) packing materials and (e) repair parts.
“IRS” means the United States Internal Revenue Service.
“IRS Regulations” means the Income Tax Regulations promulgated under the Code.
“Judgment” means any order, injunction, judgment, decree, ruling, settlement, assessment or arbitration award of any Governmental Authority.

“Law” means any federal, state, local, municipal, foreign, international, multinational or other constitution, law, statute, treaty, rule, regulation, ordinance or code.
“Lease” has the meaning set forth in Section 3.8(b).
“Liability” means any liability or obligation, whether known or unknown, absolute or contingent, direct or indirect, accrued or unaccrued, liquidated or unliquidated, disputed or undisputed, vested or unvested, due or to become due, including all costs and expenses related thereto.
“Licensed Intellectual Property” means all Intellectual Property in which the Company has any right, title or interest by way of license, sublicense or other Contract.
“Material Adverse Effect” means any event, change, circumstance, occurrence, effect or other matter, which, either individually or in the aggregate with all other events, changes, circumstances, occurrences, effects or other matters, (a) has had, or could reasonably be expected to have a material adverse effect on the Business, condition (financial or otherwise), results of operations, properties or assets of the Company, taken as a whole, or (b) has or could reasonably be expected to materially impair or delay the ability of the Sellers to consummate on a timely basis the transactions contemplated by this Agreement; provided, however, that none of the following, either alone or in combination, will constitute, or be considered in determining whether there has been, a Material Adverse Effect: any event, change, circumstance, occurrence, effect or other matter resulting from or related to (i) any outbreak or escalation of war or major hostilities or any act of terrorism or act of God, (ii) changes, after the date hereof, in GAAP, Laws, mandates, guidelines or other requirements of any Governmental Authority generally applicable to the Company, (iii) changes that generally affect the industries and markets in which the Company operates, (iv) changes in financial or securities markets, general economic conditions (including prevailing interest rates, exchange rates, commodity prices and fuel costs) or political or regulatory conditions in general whether in the United States or any other country or jurisdiction in which the Company operates, (v) any failure, in and of itself, of the Company to meet any published or internally prepared projections, budgets, plans or forecasts of revenues, earnings predictions or other financial performance measures or operating statistics; provided that the cause(s) underlying any such failure may be taken into account in determining whether a Material Adverse Effect has occurred so long as such causes are not excluded by clauses (i) - (iv) or (vi) - (viii) hereof, (vi) any action taken or failed to be taken pursuant to or in accordance with this Agreement, (vii) any action or inaction of the Buyer, or any action taken or failed to be taken at the request of, or with the consent or approval of, the Buyer or (viii) the execution or delivery of this Agreement, the consummation of the transactions contemplated by this Agreement, the public announcement or other disclosure with respect to any of the foregoing or the identity of the Buyer or any of its Affiliates, including any termination of, or reduction in or similar negative impact on relationships, contractual or otherwise, with any customers, suppliers, employees or contractors, or other service providers, in each instance solely as a result of the announcement of the transactions contemplated by this Agreement, except in the case of the foregoing clauses (i) through (iv) to the extent such event, change, circumstance, occurrence, effect or other matter has a disproportionate effect on the Company relative to other participants in the industries in which the Company participates.
“Material Contracts” has the meaning set forth in Section 3.10(b).
“MSouth Restricted Period” has the meaning set forth in Section 8.5(b).
“Objections” has the meaning set forth in Section 2.5(a).

“Ordinary Course of Business” means any transaction in relation to the business of the Company that constitutes an ordinary day-to-day business activity of such business conducted in a manner consistent with the past practices of such business prior to Closing.
“Outside Date” has the meaning set forth in Section 10.1(b).
“Owned Intellectual Property” means all Intellectual Property owned or purported to be owned, in whole or in part, by the Company.
“Owned Software” has the meaning set forth in Section 3.9(g).
“Party” means Buyer and Sellers.
“Payoff Letters” has the meaning set forth in Section 6.4(d).
“PBGC” has the meaning set forth in Section 3.12(d).
“Permit” means any permit, license, franchise, approval, consent, ratification, waiver, certification, registration, qualification, or authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Authority or pursuant to any Law.
“Person” means an individual or an entity, including a corporation, limited liability company, general or limited partnership, trust, association or other business or investment entity or any Governmental Authority.
“Post-Closing Adjustment Amount” has the meaning set forth in Section 2.5(c).
“Pre-Closing Period” has the meaning set forth in Section 7.1(a).
“Prepaid Tax Amount” means $698,750.
“Privilege Items” has the meaning set forth in Section 11.11(a).
“Proceeding” means any claim, action, arbitration, audit, examination, investigation, hearing, litigation or suit (whether civil, criminal, administrative, judicial or investigative, whether formal or informal, and whether public or private) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority.
“Process” means collect, use, disclose, transmit, disseminate, store, host, dispose of, retain, process, analyze or other handling. “Processing” and “Processed” have analogous meanings.
“Purchase Price” has the meaning set forth in Section 2.2.
“Restricted Sellers” means each Seller, other than MSouth Equity Partners, L.P.
“Qualified Plan” has the meaning set forth in Section 3.12(b).
“Q1 2020 Tax Return” means any Tax Return related to a taxable period that begins on January 1, 2020 and ends on the Closing Date, or a Straddle Period Tax Return, but only to the extent of the Taxes on such Straddle Period Tax Return attributable to the portion of the Straddle Period ending on the Closing Date (determined using the principles set forth in Section 8.3(a)(iii)).
“R&W Insurer” means Tokio Marine HCC.

“R&W Insurance Policy” means that certain Buyer-side representation and warranty insurance policy that is being obtained by Buyer in connection with this Agreement.
“Real Property” means all real estate owned or leased by the Company and all Improvements thereon and easements and appurtenances thereto as disclosed on Section 3.8(a) of the Company Disclosure Schedule.
“Release” means any releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, disposing or dumping into the environment, or any substantial likelihood of any of the foregoing that requires action to prevent or mitigate damage to the environment that may result therefrom.
“Representatives” means, with respect to a Person, the directors, managers, officers, employees, agents or advisors (including attorneys, accountants, consultants, bankers and financial advisors) of such Person.
“Resolution Period” has the meaning set forth in Section 2.5(a).
“Restricted Period” has the meaning set forth in Section 8.5(a).
“Securities Act” means the Securities Act of 1933, as amended.
“Seller” has the meaning set forth in the introduction to this Agreement.
“Seller’s Shares” has the meaning set forth in Section 2.1.
“Sellers’ Representative” has the meaning set forth in the introduction to this Agreement.
“Sellers’ Representative Expense Amount” means an amount equal to $300,000.
“Sellers’ Representative Expense Fund” means an account designated by the Sellers’ Representative.
“Service Providers” has the meaning set forth in Section 3.13.
“Shares” has the meaning set forth in the recitals to this Agreement.
“Straddle Period” has the meaning set forth in Section 8.3(a)(ii).
“Subsidiary” means, with respect to a specified Person, any corporation or other Person of which securities or other interests having the power to elect a majority of that corporation’s or other Person’s board of directors or similar governing body, or otherwise having the power to direct the business and policies of that corporation or other Person (other than securities or other interests having such power only upon the happening of a contingency that has not occurred) are held by the specified Person or one or more of its Subsidiaries.
“Surviving Covenants” has the meaning set forth in Section 9.1.
“Tail Policy” has the meaning set forth in Section 8.4(b).
“Target Working Capital” means an amount equal to $13,921,956.

“Tax” means (a) any United States federal, state or local, or any foreign, income, franchise, profits, gross receipts, ad valorem, net worth, transfer, value added, sales, use, real or personal property, payroll, withholding, employment, social security, excise, stamp, registration, alternative, add-on minimum tax or other tax of whatever kind (including any fee, assessment or other charges in the nature of or in lieu of any tax) payable to any Governmental Authority and (b) any interest, fines, penalties or additions imposed with respect thereto.
“Tax Amount” means the actual amount of all Taxes shown as due on any Q1 2020 Tax Return before any reduction for the Prepaid Tax Amount.
“Tax Controversy” means an audit, claim, dispute or controversy relating to Taxes.
“Tax Return” means any report, return, declaration, claim for refund, or information return or statement related to Taxes, including any schedule or attachment thereto, and including any amendment thereof.
“Termination Fee” has the meaning set forth in Section 10.3.
“Territory” means the United States.
“Transaction Documents” means this Agreement and all other agreements, instruments, and documents contemplated hereby or delivered herewith.
“Transfer Taxes” means any federal, state, county, local, foreign and other sales, use, transfer, value added, conveyance, documentary transfer, stamp duty, recording or other similar Tax imposed in connection with the transactions contemplated by this Agreement or the recording of any sale, transfer, or assignment of property (or any interest therein) effected pursuant to this Agreement.
“Updated Schedule” has the meaning set forth in Section 8.6.
Section 1.2    Construction. Unless the context otherwise requires, as used in this Agreement: (i) an accounting term not otherwise defined herein has the meaning ascribed to it in accordance with the Accounting Methodologies; (ii) “including” and its variants, unless preceded by a negative predicate, mean “including, without limitation” and its variants; (iii) words defined in the singular have the parallel meaning in the plural and vice versa; (iv) words of one gender shall be construed to apply to all genders; (v) the terms “hereof”, “herein”, “hereby”, “hereto”, and derivative or similar words refer to this entire Agreement, including the Schedules and Exhibits hereto, as may be amended from time to time; (vi) the terms “Article”, “Section”, “Exhibit”, “Schedule” and “Annex” refer to the specified Article, Section, Exhibit, Schedule or Annex of or to this Agreement; and (vii) titles and captions used in this Agreement are inserted only as a matter of convenience and in no way define, limit, extend or describe the scope of this Agreement or the intent of any of its provisions. A reference to any Person includes such Person’s successors and permitted assigns. Any reference to “days” means calendar days unless Business Days are expressly specified. Any references to “dollars” or “$” means dollars of the United States of America. The Company Disclosure Schedule, Exhibits and Annexes to this Agreement are incorporated herein by reference and made a part hereof for all purposes. The information and disclosures set forth in each section of the Company Disclosure Schedule shall be deemed to be disclosed and incorporated by reference in each other section and subsection thereof where the applicability of such information or disclosure to such other section or subsection is reasonably apparent on its face. The disclosures in the Company Disclosure Schedule may be over-inclusive, considering the materiality standards contained in, and the disclosures required by, the provisions of this Agreement, and the fact that any item or matter is disclosed in the Company Disclosure Schedule shall not be deemed to set or establish different standards of materiality or required disclosures from those set forth in the corresponding provisions of this Agreement. The disclosure of any item or information in the Company Disclosure Schedule is not an admission that such item or information is material or required to be disclosed in the Company Disclosure Schedule or is of a nature that would constitute a Material Adverse Effect. The information and disclosure contained in the Company Disclosure Schedule shall not be deemed to expand in any way the scope or effect of the representations and warranties set forth in this Agreement. No disclosure in the Company Disclosure Schedule relating to any possible breach or violation of any Contract or Law shall be construed as an admission or indication that any such breach or violation exists or has actually occurred. The Parties, each represented by legal counsel, have each participated in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation should arise, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or burdening either Party by virtue of the authorship of any of the provisions of this Agreement.

ARTICLE II
THE TRANSACTION

Section 2.1    Sale and Purchase of Shares. In accordance with the provisions of this Agreement, at the Closing, each Seller will sell and transfer to Buyer, free and clear of all Encumbrances, and Buyer will purchase and acquire from each Seller, effective as of the Effective Time, all of the right, title and interest in and to the Shares owned by such Seller as set forth on Section 3.4 of the Company Disclosure Schedule (as to each Seller, the “Seller’s Shares”).

Section 2.2    Purchase Price. The aggregate consideration for all of the Shares shall be a cash purchase price of $155,000,000 (the “Base Price”), which amount shall be subject to adjustment pursuant to Section 2.3 and Section 2.5 (as adjusted, the “Purchase Price”).

Section 2.3    Payment. At the Closing, Buyer shall pay, by wire transfer of immediately available funds, the following amounts (the “Closing Date Payment Amount”):

(a)the Estimated Indebtedness Amount, on behalf of the Company, to the payees thereof in accordance with the applicable Payoff Letters;

(b)the Estimated Company Transaction Expenses, on behalf of the Company and/or the Sellers, as applicable, to the payees thereof in accordance with the Closing Statement;

(c)the Sellers’ Representative Expense Amount to the Sellers’ Representative Expense Account designated by the Sellers’ Representative to Buyer prior to the Closing Date;

(d)the Adjustment Escrow Amount to the Escrow Agent; and

(e)to the Sellers’ Representative on behalf of the Sellers, an aggregate amount (the “Closing Date Seller Payment”) equal to:

(i)the Base Price, plus

(ii)the amount, if any, equal to the excess of the Estimated Working Capital Amount over the Target Working Capital; less

(iii)the amount, if any, equal to the excess of the Target Working Capital over the Estimated Working Capital Amount; plus

(iv)the Estimated Cash Amount; less

(v)the Estimated Indebtedness Amount; less

(vi)the Adjustment Escrow Amount; less

(vii)the Sellers’ Representative Expense Amount; less

(viii)the Estimated Company Transaction Expenses.

Section 2.4    Closing Date Purchase Price Adjustment; Expense Amount.

a.No later than three (3) Business Days prior to the Closing Date, the Sellers’ Representative shall deliver to Buyer a statement (the “Closing Statement”) setting forth (i) the Sellers’ Representative’s good faith estimate of (A) the Closing Date Cash Amount, (B) the Closing Date Indebtedness Amount (including, for the avoidance of doubt, obligations for bonuses, commissions, incentives or similar arrangements), (C) the Closing Date Working Capital Amount, and (D) the Company Transaction Expenses and (ii) a schedule identifying each of the payments to be made at Closing pursuant to Section 2.3 including, with respect to the Estimated Indebtedness Amount and the Estimated Company Transaction Expenses, the amount payable to each of the applicable payees, and, in the case of the Sellers, the amount of the Closing Date Seller Payment to be distributed to each Seller by the Sellers’ Representative following the Closing calculated in accordance with Section 3 (Liquidation Rights) of the Company’s Articles of Incorporation. As used in this Agreement, the “Estimated Cash Amount”, the “Estimated Indebtedness Amount”, the “Estimated Working Capital Amount” and the “Estimated Company Transaction Expenses”, shall mean the estimates of the Closing Date Cash Amount, the Closing Date Indebtedness Amount, the Closing Date Working Capital Amount, and the Company Transaction Expenses, respectively as set forth on the Closing Statement and such amounts shall be the basis for the applicable adjustments set forth in Section 2.3. The Parties acknowledge and agree that the Closing Statement and the Adjustment Statement described below, and each component thereof, shall be prepared and calculated in accordance with this Agreement.

b.For purposes of Section 2.4(a) and Section 2.5, no item included in the Closing Date Cash Amount, the Closing Date Indebtedness Amount or the Company Transaction Expenses will also be included in any other of such amounts or the Closing Date Working Capital Amount.

c.The Sellers’ Representative Expense Amount may be used at any time by the Sellers’ Representative to fund any expenses incurred by it in the performance of its duties and obligations hereunder, including, but not limited to, those duties and obligations listed in Section 9.3(c). The Sellers’ Representative Expense Amount will be held by the Sellers’ Representative for so long as the Sellers’ Representative determines is reasonably necessary for it to fulfill its obligations and duties under this Agreement; provided, that, following the completion of all such obligations and duties and the satisfaction of all expense reimbursements to which the Sellers’ Representative is entitled in connection therewith, the Sellers’ Representative shall distribute to each Seller its portion of any remaining amounts in the Sellers’ Representatives Expense Fund in accordance with Section 3 (Liquidation Rights) of the Company’s Articles of Incorporation, as in effect immediately prior to the sale of the Shares to Buyer in accordance with the terms hereof.

Section 2.4    Post-Closing Purchase Price Adjustment.

a.Buyer’s Calculation. Buyer shall deliver to Sellers’ Representative as soon as practical, and no later than the date that is ninety (90) days after the Closing, a statement (the “Adjustment Statement”) setting forth Buyer’s good faith determination of the Closing Date Cash Amount, Closing Date Indebtedness Amount (including, for the avoidance of doubt, obligations for bonuses, commissions, incentives or similar arrangements), Closing Date Working Capital Amount, the Company Transaction Expenses and the Tax Amount. Failure to deliver the Adjustment Statement within such ninety (90) day period shall constitute Buyer’s final and binding acceptance of the Estimated Cash Amount, the Estimated Indebtedness Amount, the Estimated Working Capital Amount and the Estimated Company Transaction Expenses as the Closing Date Cash Amount, Closing Date Indebtedness Amount, Closing Date Working Capital Amount, and the Company Transaction Expenses, respectively. If Buyer timely delivers an Adjustment Statement or fails to deliver an Adjustment Statement by the end of such ninety (90) day period, then Sellers’ Representative shall be entitled to (i) object to any of Buyer’s calculations in the Adjustment Statement or (ii) propose any revisions to the Estimated Cash Amount, the Estimated Indebtedness Amount, the Estimated Working Capital Amount, the Estimated Company Transaction Expenses and the Tax Amount as the Sellers’ Representative determines to be appropriate; provided that any revised amounts shall be calculated in accordance with this Agreement (in each case, the “Objections”). Sellers’ Representative shall notify Buyer no later than thirty (30) days after Sellers’ Representative’s receipt of the Adjustment Statement from Buyer or expiration of the ninety (90) day period, as the case may be, setting forth with reasonable specificity its Objections. If Sellers’ Representative timely delivers notice of any Objections, Buyer and Sellers’ Representative shall endeavor in good faith, during the thirty (30) day period commencing on the date of delivery of such notice of Objections (or such longer period as the Parties may then agree, the “Resolution Period”), to resolve the Objections. Any items set forth in the Adjustment Statement as to which Sellers’ Representative does not make a timely objection will be final and binding on the Parties as proposed by Buyer. From the Closing Date until final determination of the Post-Closing Adjustment Amount, Buyer shall, and shall cause the Company to, make available during normal business hours to Sellers’ Representative such books, records and personnel as Sellers’ Representative may reasonably request in connection with assessing the existence of or resolving any Objections.

b.Dispute Resolution. If at the end of the Resolution Period there are any unresolved Objections, Sellers’ Representative and Buyer shall submit the calculation and resolution of such unresolved Objections to PricewaterhouseCoopers LLP (the “Independent Accountant”). The Independent Accountant shall be instructed to resolve the Objections and such resolution shall be (i) set forth in writing and signed by the Independent Accountant, (ii) delivered to Buyer and Sellers’ Representative as soon as practicable after the Objections are submitted to the Independent Accountant, (iii) made in accordance with this Agreement, including the Accounting Methodologies, and (iv) conclusive and binding on the Parties on the date of delivery of such resolution. Buyer and Sellers’ Representative will each use their commercially reasonable efforts to cause the Independent Accountant to (x) render a final report setting forth its determination within thirty (30) days after referral of the Objections to such firm or such longer period as the Buyer and Sellers’ Representative shall agree, and (y) furnish a draft of such report for review by Buyer and Sellers’ Representative at least five (5) Business Days before its delivery of the final report. The Independent Accountant shall only decide the Objections submitted to it, and with respect to each, shall not assign any value that is greater than the highest value for such amount claimed by either Sellers’ Representative or Buyer or that is less than the lowest value for such amount claimed by Sellers’ Representative or Buyer. The Independent Accountant shall base its decision solely upon the presentations of the Parties to the Independent Accountant at a hearing held before the Independent Accountant and upon any materials made available by either Party and not upon independent review. The costs and fees of the Independent Accountant shall be borne by Sellers’ Representative on the one hand, and Buyer on the other hand, in the inverse proportion that the contested amounts relating to the Objections submitted to the Independent Accountant and awarded to such Party bears to the total contested amounts relating to such Objections, as determined by the Independent Accountant. Notwithstanding anything herein to the contrary, the dispute resolution mechanism contained in this Section 2.5(b) will be the exclusive mechanism for resolving any disputes regarding the items required to be included in the Adjustment Statement. Notwithstanding anything to the contrary contained in this Agreement, Buyer and Sellers’ Representative acknowledge and agree that (i) any Objection relating to the Tax Amount shall be resolved pursuant to the dispute resolutions procedures set forth in this Section 2.5 and (ii) there shall be no extension of the timeframe for dispute resolution procedures described herein in connection with the Tax Amount or to otherwise facilitate the determination of any Tax Amount by the IRS or other Governmental Authority.

c.Adjustment Amount. Following the examination, review and, if applicable, resolution of any Objections in accordance with the dispute resolution procedure set out in Section 2.5(b), the Purchase Price shall be adjusted as described herein. The amount of such adjustment (the “Post-Closing Adjustment Amount”) shall be equal to the sum of (i) the Closing Date Cash Amount (as finally determined) minus the Estimated Cash Amount, (ii) the Estimated Indebtedness Amount minus the Closing Date Indebtedness Amount (as finally determined), (iii) the Closing Date Working Capital Amount (as finally determined) minus the Estimated Working Capital Amount, (iv) the Estimated Company Transaction Expenses minus the Company Transaction Expenses (as finally determined) and (v) the Prepaid Tax Amount minus the Tax Amount. If the Post-Closing Adjustment Amount is a positive number, Buyer shall pay to Sellers’ Representative on behalf of the Sellers an amount equal thereto; if the Post-Closing Adjustment Amount is a negative number, Sellers shall pay Buyer an amount equal thereto, in each case, as described in Section 2.5(d) below.

d.Payment. Payment of the Post-Closing Adjustment Amount shall be made by Buyer or Sellers, as the case may be, by wire transfer of immediately available funds according to the wire transfer instructions designated by the Party entitled to such payment no later than five (5) Business Days following, as applicable: (i) the date on which the Parties agree among themselves on a resolution to all Objections, (ii) the date on which the period for delivery of Objections by Sellers’ Representative pursuant to Section 2.5(a) has expired if no notice of Objections has been delivered by such date, (iii) if any Objections are timely asserted and not otherwise resolved among the Parties, the date on which the procedures for resolution of the Objections as set forth in Section 2.5(b) have been completed and the Independent Accountant has issued its final report as to the resolution of the Objections. If any amount is due from Sellers pursuant to this Section 2.5, such amount shall be satisfied exclusively from the Adjustment Escrow Fund to the extent funds are available therein. For the avoidance of doubt, the Adjustment Escrow Fund shall be the sole source of funds for any payment by the Sellers to Buyer pursuant to this Section 2.5 and Sellers shall have no liability for any shortfall if the Post-Closing Adjustment Amount is payable to Buyer and such amount exceeds the amount of the Adjustment Escrow Fund. Buyer and Sellers’ Representative agree to cooperate in good faith in the prompt preparation and delivery of any joint instruction required to be given pursuant to the Escrow Agreement. Without limiting the foregoing, Buyer and Sellers’ Representative shall, upon the final determination of the Post-Closing Adjustment Amount in accordance with Section 2.5(c), provide a joint instruction directing that (A) an amount equal to the Post-Closing Adjustment Amount be disbursed to Buyer to the extent such amount is due to Buyer pursuant to Section 2.5(c) and the balance then remaining in the Adjustment Escrow Fund after deduction of such Post-Closing Adjustment Amount, be disbursed to Sellers’ Representative for further distribution to the Sellers or (B) the entire Adjustment Escrow Fund be disbursed to Sellers’ Representative for further distribution to the Sellers if the Post-Closing Adjustment Amount is payable by Buyer. For tax purposes, any payment by the Buyer or the Sellers under this Section 2.5 shall be treated as an adjustment to the Purchase Price.

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to the Buyer as follows:
Section 3.1    Organization and Good Standing. The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Georgia, and the Company has all requisite corporate or other power and authority to conduct its business as presently conducted. The Company is duly qualified to do business and is in good standing (to the extent such concepts are recognized under applicable Law) as a foreign corporation in each jurisdiction in which the nature of its activities requires such qualification. The Company has provided Buyer with true, accurate and complete copies of all Governing Documents and minute books of the Company in effect as of the date of this Agreement.

Section 3.2    Authority and Enforceability. The Company has all requisite power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby by the Company have been duly authorized by all necessary corporate action on the part of the Company. The Company has duly and validly executed and delivered this Agreement. Assuming the due authorization, execution and delivery of this Agreement by Buyer, the Sellers’ Representative and the Sellers, this Agreement constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to (a) Laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (b) Laws governing specific performance, injunctive relief and other equitable remedies.

Section 3.3    No Conflict. Except as set forth on Section 3.3 of the Company Disclosure Schedule, neither the execution, delivery and performance of this Agreement by the Company, nor the consummation by the Company of the transactions contemplated by this Agreement, will (a) conflict with or violate any Governing Document of the Company, (b) result in a breach or default under, or create in any Person the right to terminate, cancel, accelerate or modify, or require any notice, consent or waiver under, any Material Contract, Benefit Plan or Permit, (c) except for any Antitrust Filings require the Company or the Sellers to obtain any Governmental Authorization or make any filing with any Governmental Authority, (d) result in the creation or imposition of any Encumbrance with respect to any of the properties or assets of the Company, or (e) violate any Law or Judgment applicable to the Company.

Section 3.4    Capitalization and Ownership; Subsidiaries.

a.The Shares represent all of the issued and outstanding capital stock of the Company, and the Sellers are the sole record holder and beneficial owner of the Shares, free and clear of all Encumbrances. Upon the consummation of the Closing as contemplated hereby, good and valid title to the Shares will pass to Buyer, free and clear of any Encumbrances. The Shares are duly authorized, validly issued, fully paid and nonassessable and were granted in compliance with applicable Law. There are no Contracts to which any of the Sellers is a party or bound with respect to the voting (including voting trusts or proxies) of the Shares. Except as set forth on Section 3.4(a) of the Company Disclosure Schedule, there are no outstanding or authorized, and none of the Shares were issued in violation of any, options, warrants, rights (including preemptive rights, rights of first refusal, subscription rights or similar rights), calls, convertible securities, bonds, debentures or other agreements or commitments to which the Company is a party or which are binding upon the Company providing for the issuance or redemption of any equity securities of the Company.

b.The Company does not own capital stock or other ownership interest in any Subsidiary or any other Person or any interest in any partnership, joint venture or other similar arrangement with any Person involving the sharing of profits or losses. Except as set forth on Section 3.4(b) of the Company

Disclosure Schedule, no part of the Business is or has been conducted in, through or otherwise involving any Subsidiary or any other Person. The Company does not control any Person, have any investments or have any obligation or requirement, directly or indirectly, to lend money to, to provide capital contributions to, or invest in, or acquire any shares or other equity interest in, any Person.

Section 3.5    Financial Statements. Attached as Section 3.5 of the Company Disclosure Schedule are true, accurate and complete copies of (i) an audited balance sheet of the Company for the years ended December 31, 2018 and December 31, 2019 (the “Balance Sheets”) and the related audited consolidated statements of income and cash flows of the Company for each of the fiscal year then ended, and (ii) an unaudited consolidated balance sheet of the Company as of January 31, 2020 (the “Base Balance Sheet”), and unaudited consolidated statements of income and cash flows for the one (1) month period then ended (the statements described in clauses (i) and (ii) above are collectively referred to herein as the “Financial Statements”). Except as set forth on Section 3.5 of the Company Disclosure Schedule, the Financial Statements have been prepared in a manner consistent with the Accounting Methodologies, consistently applied throughout the periods involved, and fairly present, in all material respects, the financial condition and results of operations, of the Company taken as a whole as of the respective dates thereof and for the periods referred to therein, subject, in the case of the Base Balance Sheet, to the lack of footnote disclosures and customary year-end adjustments.

Section 3.6    No Undisclosed Liabilities. The Company has no Liabilities as of the date of this Agreement except for Liabilities (a) reflected, reserved against or otherwise disclosed in the Financial Statements, (b) arising in the Ordinary Course of Business after the date of the Base Balance Sheet and that are included in the calculation of the Closing Date Working Capital Amount or Closing Date Indebtedness, (c) disclosed on Section 3.6 of the Company Disclosure Schedule or (d) future performance obligations under any Contract entered into in the Ordinary Course of Business.

Section 3.7    Absence of Certain Changes. From the date of the Base Balance Sheet to the date of this Agreement, (a) there has not been any Material Adverse Effect, and (b) except as set forth on Section 3.7 of the Company Disclosure Schedule, the Company has operated the Business in the Ordinary Course of Business, and there has not been any:

(a)change in the Company’s authorized or issued shares; grant of any option or right to purchase shares or other equity interests of the Company; issuance of any security convertible into such shares or other equity interests; grant of any registration rights; purchase, redemption, retirement or other acquisition by the Company of any shares or other equity interests; or declaration or payment of any dividend or other distribution or payment with respect to any of the Shares, other than dividends and other distributions payable solely in cash;

(b)amendment to the Governing Documents of the Company;

(c)sale, transfer, delivery, assignment, conveyance, or acquisition (other than in the Ordinary Course of Business), lease, license, sublicense, mortgage, pledge, encumbrance, impairment or other disposition (in whole or in part) of any material asset, right or property of the Company;

(d)material change in the accounting methods used by the Company;

(e)capital expenditure (or series of related capital expenditures), capital improvements or capital additions, or commitments therefor, outside the Ordinary Course of Business or in excess of $50,000;

(f)issuance, sale or other disposal of, or split, combination, reclassification or subdivision of any of the shares or other equity securities of the Company, or grant of any options or other rights to purchase or acquire (including upon conversion, exchange, or exercise) any shares or other equity securities of the Company;

(g)except for annual merit based increases of not more than 3% of an employee’s base salary, increase in the base compensation, benefits or wages of, or other change in the employment or retention terms for, payment of any discretionary bonus or other cash or in kind award (other than sales commissions and bonuses in the Ordinary Course of Business) to, or grant of any severance, change of control, retention, acceleration of vesting of any benefits, termination pay, termination benefits or similar rights to, any of the Company’s employees or directors or former employees or directors, except in accordance with terms of written agreements between the Company and such current or former employee or director existing prior to the date of this Agreement;

(h)termination of the employment of any member of senior management or key employee, or promotion to any employee or change in the employment status or title of any employee other than in the Ordinary Course of Business and consistent with past practice;

(i)adoption, establishment, entering into, becoming bound by or amendment, modification or termination of any bonus, profit-sharing, incentive, severance, or other Benefit Plan or plan, agreement, program, policy, trust, fund or other arrangement that would be a Benefit Plan if it were in existence as of the date of this Agreement, any employment-related Contract or compensation arrangement (except (i) amendments determined by Company in good faith to be required to comply with applicable Law or the terms of any such Benefit Plan or (ii) at-will employment agreements for new hires in the Ordinary Course of Business), or any collective-bargaining agreement or other Contract with a labor union, works council or other labor organization;

(j)cancellation, compromise, commencement, assignment, waiver, settlement or release of any Proceeding or cancellation, compromise, commencement, assignment, waiver, settlement or release any right or claim (or series of related rights and claims) (including any write-off or other compromise of any accounts receivable), except for the write-off or other compromise of any accounts receivable not in excess of $10,000;

(k)making of or change in any election in respect of Taxes, amending any Tax Return, surrendering any right to claim a Tax Refund, adoption or change to any accounting method in respect of Taxes, settlement of any claim or assessment in respect of Taxes or the consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes;

(l)delay of the purchase of any supplies or capital expenditures, repairs or maintenance;

(m)loss, abandonment or forfeiture of any Permit;

(n)contract to acquire by merger, consolidation or otherwise, or any Contract to acquire a substantial portion of the equity or assets of any other Person;

(o)plan of complete or partial liquidation or authorization of dissolution;

(p) (i) modification to any Indebtedness (other than draws under revolving lines of credit existing on the date hereof), (ii) off-balance sheet financing arrangements, (iii) loans or advances, except to Company employees for expenses incurred in the Ordinary Course of Business, or (iv) other financial commitments;

(q)amendment or termination of any Material Contract or any Contract that would have been a Material Contract if such Contract had been in effect as of the date of this Agreement;

(r)breach, acceleration, termination (partial or complete), modification or cancellation of, or grant any waiver or give any consent or release with respect to, any Material Contract or any Contract that would have been a Material Contract if such Contract had been in effect as of the date of this Agreement;

(s)lapse of any existing insurance policy relating to the Business or assets; or

(t)agreements in writing to take any of the foregoing actions.

Section 3.8    Properties and Assets.

a. Section 3.8(a) of the Company Disclosure Schedule contains a list of all parcels of Real Property owned or leased by the Company. Other than the properties listed on Section 3.8(a) of the Company Disclosure Schedule, the Company does not own or lease any Real Property.

b.Except as set forth on Section 3.8(b) of the Company Disclosure Schedule, the Company has good and marketable title to the material Real Property that it owns, free and clear of any Encumbrances. The Company has a valid leasehold interest in, and right to quiet enjoyment of, all of the leased Real Property. The Company has made available to the Buyer true, accurate and complete copies of the leases (“Leases”) in effect as of the date hereof relating to the material Real Property that is leased by the Company and the Company is not in default of any material provision of any such Lease. To the Company’s Knowledge, (i) no landlord is in default under any material provision of any Lease, and (ii) no event caused by relating to or affecting the Company has occurred that (with or without the giving of notice or lapse of time, or both) would constitute such a default by the Company thereunder. The Leases are without modification (written or oral) except as set forth on Section 3.8(b) of the Company Disclosure Schedule. Except as otherwise described on Section 3.8(b) of the Company Disclosure Schedule: (A) there is no pending or threatened condemnation proceeding, administrative action or judicial proceeding of any type relating to the Real Property; (B) the Real Property is not located within any flood plain; (C) there are no leases, subleases, licenses, easements, concessions or other agreements, written or oral, granting to any Person (other than the Company) the right to use or occupy any portion of the Real Property; (D) no Person (other than the Company) is in possession of any of the Real Property; (E) the Real Property is served by all required utilities from the right-of-way or via unsubordinated, valid and enforceable perpetual easements and, to the Company’s Knowledge, no fact or condition exists that would result in the termination or impairment of the furnishing of service to the Real Property of water, sewer, gas, electric, telephone utility services; (F) all Real Property has adequate access to public roads, and the Company has not received notice of any Proceeding instituted, pending, threatened or contemplated that would impair or curtail such access; (G) the Company has not given any guarantee or indemnity relating to the Real Property; (H) to the Company’s Knowledge, there is no existing or intended use of any adjacent real property which would adversely affect the Company’s current use of the Real Property; (I) to the Company’s Knowledge, there is no existing or proposed special assessment relating to the Real Property; (J) no Seller or the Company has granted to any third party an option to purchase or otherwise acquire an interest in any of the Real Property; (K) except as set forth on Section 3.8(b) of the Company Disclosure Schedule the buildings and systems serving the Real Property are in good operating condition and repair, sufficient to enable the continued operation of the Real Property as current operated; and (L) the Company does not have any actual or contingent Liability in respect of any land or buildings that have at any time been owned and/or operated by the Company, but which are no longer owned or operated by the Company with respect to the Business.

c.Except as set forth in Section 3.8(c) of the Company Disclosure Schedule, (i) the Company owns or leases all material tangible personal property necessary for the conduct of the Business as presently conducted, and (ii) the Company has good and marketable title to, or in the case of leased assets, valid leasehold interests in, all of their material tangible personal property assets, free and clear of all Encumbrances.

d.The Company has good and valid title to, or a valid leasehold interest in or license to, all of the tangible personal property reflected on the Base Balance Sheet, free and clear of all Encumbrances. All such tangible personal property is in good working order, ordinary wear and tear excepted, and is not in need of maintenance or repairs except for ordinary, routine maintenance and repairs. As of the date of this Agreement, such tangible personal property constitutes all of the properties and assets necessary for the conduct of the Business as historically conducted.

Section 3.9    Intellectual Property.

a.The Company owns or has the right to use and exploit all Business Intellectual Property in the manner currently used or exploited by or on behalf of the Company and as necessary for the operation of the Business. The Company has taken all actions reasonable and necessary to maintain and protect (i) the rights of the Company in and to all Business Intellectual Property, and (ii) the secrecy and confidentiality of all Company Information.

b.Each item of Owned Intellectual Property is valid and enforceable, and there is no, and there has not been, any pending or threatened allegation or assertion of invalidity or unenforceability of any item of Owned Intellectual Property. The Company has good, valid and legal title to, and is the sole and exclusive owner of all right, title and interest in and to, all Owned Intellectual Property, free and clear of any Encumbrances. No Owned Intellectual Property is or has been subject to any action by any Governmental Authority that restricts or impairs any Owned Intellectual Property. There exists no condition, restriction or reservation adversely affecting the Company’s title to, or rights in, or the validity, enforceability or utility of the Owned Intellectual Property that would prevent Buyer from enforcing or exploiting its rights with respect to the Owned Intellectual Property after the Closing to the same extent such rights were available to be enforced or exploited by the Company prior to the Closing. The Company does not exclusively license any Intellectual Property.

c.Neither the Company nor any of the products and services of the Company, nor the operation of the Business, have infringed upon, misappropriated or otherwise violated, nor infringe upon, misappropriate or otherwise violate, any Intellectual Property of any Person, and the Company has not received any notice regarding any such actual, or alleged infringement, misappropriation or violation by the Company (including any “invitation to license” as a means to avoid infringement or potential infringement of any Intellectual Property). To the Company’s Knowledge, no Person has infringed, misappropriated or otherwise violated any Owned Intellectual Property rights or any Business Intellectual Property in any manner that would have a material effect on the Company or the Business.

d.Section 3.9(d) of the Company Disclosure Schedule identifies each item of Owned Intellectual Property that is or has been subject to an application, registration, or issuance with or by any

Governmental Authority and accurately identifies, where applicable the following for each item required to be listed on Section 3.9(d) of the Company Disclosure Schedule: patent application number, registration number, filing date, date of issuance, applicant, title, mark or name, owner(s), country of origin, domain name registrar and the next fee and other obligations required to maintain or prosecute such Intellectual Property. With respect to each such item identified on Section 3.9(d) of the Company Disclosure Schedule and any other item of Owned Intellectual Property, there is and has not been any Proceeding pending or, to the Company’s Knowledge, threatened, which challenges the legality, validity, enforceability, use or ownership of such item.

e.Section 3.9(e) of the Company Disclosure Schedule identifies each item of Licensed Intellectual Property, other than off the shelf software licensed on non-exclusive generally available commercial terms for a total cost to the Company, including any maintenance and support costs, of more than $25,000. All Contracts under which the Company obtains any right, title or interest in or to any Licensed Intellectual Property are valid and enforceable, and the execution, delivery and performance of this Agreement will not affect the validity or enforceability, or constitute or result in a breach or violation, of any such sublicense, license or Contract. The Licensed Intellectual Property required to be identified on Section 3.9(e) of the Company Disclosure Schedule (or expressly excluded from identification), together with the Owned Intellectual Property, includes all Intellectual Property used in or necessary for the operation of the Business.

f.All current or former employees, officers, consultants and contractors of the Company have each executed binding written agreements with the Company (i) prohibiting the unauthorized disclosure of Company Information to any Person or making unauthorized use of any Company Information and otherwise protecting the confidentiality and secrecy of all Company Information, and (ii) irrevocably assigning to the Company, without additional consideration (other than the salary paid to such Person), complete and exclusive ownership of all right, title and interest in and to all Intellectual Property authored, invented, created, developed, conceived or reduced to practice during the course of their employment or work for the Company. No current or former employee, officer, consultant or contractor of the Company is in breach of any such agreement. No current or former employee, officer, consultant or contractor of the Company has any claim, right or interest in or to any Owned Intellectual Property.

g.All software owned or purported to be owned by the Company (“Owned Software”), including all source code for all Owned Software, is in the sole possession and custody of the Company and has not been provided to any other Person. Neither the Company, nor any Person acting on behalf of the Company, has provided, disclosed or delivered, or permitted the disclosure or delivery to any Person of any Owned Software. No part of any Owned Software is copied from, based upon, or derived from any Intellectual Property of any other Person. No Owned Software contains any functionality designed to disable a computer program automatically with the passage of time or under the positive control of any unauthorized person, any unauthorized code (i.e., any virus, Trojan horse, worm or other similar software routines), or any other functionality enabling unauthorized access or operation thereto or thereof. The Company owns or has the right to exploit, and after Closing will continue to own or have the right to exploit, each item of Owned Software in the same manner and to the same extent as it was used prior to the Closing. The Company has at all times obtained and maintained all licenses (in sufficient quantities and under sufficient terms) necessary or required for the Company to make valid and non-infringing use of all software that is used or held for use by or on behalf of the Company.

h.Except as set forth on Section 3.9(h) of the Company Disclosure Schedule, all Company Systems operate in material compliance with their documentation and functional specifications and are sufficient to support the operation of the Business. There are no material problems or defects in any Company Systems that prevent or would prevent such Company Systems from supporting the operation of the Business. Within the last three (3) years, the Company Systems have not materially malfunctioned or failed.

i.The Company has established and maintained policies regarding the Processing of data and information sufficient to enable Company to comply with all Information Laws, including, without limitation, a written information security program that (i) includes commercially reasonable and appropriate technical, administrative and physical safeguards to protect the availability, integrity, security and confidentiality of the Company Systems and all data and information Processed by the Company, including information regarding the personnel of the Company, and (ii) protects against unauthorized access to or use or alteration of the Company Systems and any such data or information. The Company has at all times maintained compliance with such policies and all Information Laws. There has been no suspected or actual security breach, violation of any security policy, or unauthorized access to, acquisition, use, loss, denial or loss of use, destruction, compromise or disclosure of any Company Systems or any data or information Processed by or on behalf of the Company. The execution, delivery and performance of this Agreement will not cause, constitute or result in a breach or violation of any applicable Information Laws by or on behalf of the Company.

Section 3.10    Contracts.

a.Except as set forth on Section 3.10(a) of the Company Disclosure Schedule, the Company is not a party to any of the following agreements:

i.any agreement (A) under which any of the Company has created, incurred, assumed or guaranteed Indebtedness, (B) whereby the Company has an unfunded obligation to make an investment in or loan to any Person in excess of $25,000, or (C) grants or creates any Encumbrance upon any of the assets or properties of the Company;

ii.any agreement entered into by the Company since January 1, 2015 involving the merger with, acquisition of, or purchase of all or substantially all of the assets of any Person;

iii.any agreement pursuant to which the Company leases any (A) Real Property, or (B) personal property and requiring the payment of more than $20,000 per year;

iv.any agreement that requires the Company to purchase all of its requirements for any goods or services exclusively from one or more parties (other than another of the Company’s Subsidiaries) and that is not terminable upon thirty (30) days or less prior written notice by the Company;

v.any agreement containing non-solicitation, non-compete, exclusivity or “most favored nation” provisions or other covenants restricting or limiting the freedom of the Company to engage in any line of business, other than (A) sales agency, customer, or distributor agreements which limit the territorial rights of the Company with respect to specific products or product lines and (B) confidentiality agreements in respect of business combination or acquisition inquiries;

vi.any agreement (or series of agreements) under which the Company has any indemnification, defense, hold harmless, reimbursement or contribution obligations or Liability outside the Ordinary Course of Business;

vii.any employment agreements or independent contractor agreement with an individual that provide for base salary payments by the company in excess of $100,000 per annum or that cannot be terminated at will by the Company without prior notice and without penalty;

viii.any agreement with any employee, consultant or other individual service provider that provides for payments in the nature of severance, retention bonus, change-of-control bonus, parachute or other similar payment;

ix.any management, consulting, agency, brokerage or similar Contract;

x.any collective bargaining agreement or other Contract with a labor union, works council or other labor organization;

xi.any agreement with any Affiliates of the Company involving payments to or from the Company in excess of $50,000 in the last twelve (12) months prior to the date hereof;

xii.any agreements with Governmental Authorities;

xiii.any partnership and joint venture agreements; or

xiv.any other agreement, involving payments to or by the Company in excess of $100,000 per year and that is not terminable upon thirty (30) days or less prior written notice by the Company.

b.The Contracts listed in Section 3.10(a) of the Company Disclosure Schedule are referred to in this Agreement as the “Material Contracts”. The Company has provided Buyer with correct, complete and accurate copies of each Material Contract, or a description (including all material terms) of each oral Material Contract. With respect to each Material Contract, neither the Company nor, to the Company’s Knowledge, any other party to the Material Contract, is in breach or default under any material provisions of such Material Contract except for such breaches or defaults as to which requisite waivers or consents have been issued or obtained. Each Material Contract is enforceable as to the Company and, to the Company’s Knowledge, each other party to such Material Contract, in accordance with its terms subject to (i) Laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) Laws governing specific performance, injunctive relief and other equitable remedies.

Section 3.11    Tax Matters.

a.(i) All material Income Tax Returns required to be filed by the Company have been timely filed, and all such Tax Returns are true, accurate and complete in all material respects, (ii) all Income Taxes shown on such Income Tax Returns have been paid and (iii) no Governmental Authority has proposed in writing to make or has made any material adjustment with respect to such Income Tax Returns. The Company has made all payments of estimated Taxes when due in amounts sufficient to avoid the imposition of penalties.

b.All Taxes that are required by Law to be withheld or collected by the Company with respect to any payments made to any person, regardless of such person’s tax classification as an employee, independent contractor or otherwise, have been properly withheld or collected and, to the extent required by applicable Law, have been paid over to the proper Governmental Authority.

c.The Company has not received in writing, notice that any federal, state, local or foreign Tax Proceeding is pending or threatened with respect to the Company. The Company has not waived any statute of limitations with respect to Taxes or agreed to an extension of time with respect to a Tax assessment or deficiency, which waiver or extension of time is currently outstanding. No claim has been made in writing by any Governmental Authority that the Company is or may be subject to taxation in a jurisdiction in which it does not file Tax Returns.

d.The Company has delivered or made available to Buyer copies of all Tax Returns filed for the Company for taxable periods ending after January 1, 2016.

e.The Company (i) is not and has not been a party to any “reportable transaction” as defined in Treasury Regulation Section 1.6011-4 or similar provisions of state or local Law, nor (ii) has been required to make a disclosure to any Governmental Authority in order to avoid Taxes, interest or penalties.

f.The Company is not a party to or bound by any Tax allocation, indemnity sharing or similar agreement, other than customary provisions in a commercial agreement entered into in the Ordinary Course of Business, the primary of purpose of which did not relate to Taxes.

g.The Company has never been a member of an affiliated group of corporations filing a consolidated federal income Tax Return or any other affiliated, combined, consolidated or unitary Tax group. The Company has no Liability for the Taxes of any Person under Treasury Regulations Section 1.1502-6 (or similar provision under state, local or non-U.S. law), as a transferee or successor, by contract or otherwise.

h.The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) use of an improper method of accounting for a taxable period ending on or prior to the Closing Date; (iii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax Law) executed on or prior to the Closing Date; (iv) installment sale or open transaction disposition made on or prior to the Closing Date; (v) deferred revenue or prepaid amount received on or prior to the Closing Date; (vi) election under Section 108(i) or Section 965 of the Code; or (vii) other transaction, event or circumstance occurring or existing prior to the Closing.

i.The Company does not have a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business outside of the United States (or is otherwise required to file and pay Taxes in any jurisdiction outside of the United States).

j.The Company has not: (i) executed or entered into a closing agreement pursuant to Section 7121 of the Code (or any similar provision of state, local or non-U.S. Law); (ii) received, filed or has pending any ruling requests with any taxing authority relating to Taxes, including any request to change any accounting method, which is still in effect; or (iii) granted to any Person any power of attorney that is in force with respect to any Tax matter.

k.Within the past two (2) years, the Company has not distributed stock of another Person, and has not had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 of the Code.

Section 3.12    Employee Benefit Matters.

a.Section 3.12(a) of the Company Disclosure Schedule sets forth an accurate and complete list of all Company Plans.

b.The Company has made available to Buyer an accurate and complete copy of (i) each Company Plan that has been reduced to writing (including, but not limited to, the plan document and any amendments thereto, written policies and/or procedures used in plan administration and the summary plan description) and, in the case of any unwritten Company Plan, a description of such Company Plan, (ii) the Form 5500 filed in each of the most recent three (3) plan years with respect to each Company Plan, including all schedules thereto, financial statements and the opinions of independent accountants, (iii) with respect to each Company Plan intended to be qualified under Section 401(a) of the Code (a “Qualified Plan”), (A) the most recent determination letter issued by the IRS for each such Company Plan and (B) the nondiscrimination testing results for each of the most recent three plan years, (iv) in the case of an Company Plan that is a “group health plan” as defined in Code Section 5000(b)(1), general notification to employees of their rights under Code Section 4980B, form of letters distributed upon the occurrence of a qualifying event described in Code Section 4980B, HIPAA policies and procedures and HIPAA notice of privacy practices, (v) administrative service agreements, HIPAA business associate agreements, related trust agreements, annuity contracts and other funding instruments and (vi) all material written correspondence with any Governmental Authority.

c.The Company has performed all of their obligations under each Company Plan in all material respects in accordance with the terms of such Company Plan and in material compliance with applicable Laws including, but not limited to ERISA, the Code, COBRA and HIPAA. Each Qualified Plan has received a favorable determination, advisory or opinion letter from the IRS that it is qualified under Section 401(a) of the Code, and nothing has occurred that would reasonably be expected to adversely affect the qualified status of any such Qualified Plan. With respect to each Company Plan, no prohibited transactions (as defined in ERISA Section 406 or Code Section 4975) and no violations of ERISA Section 407 for which an applicable statutory or administrative exemption does not exist have occurred.

d.Each Company Plan may be amended or terminated by the Company or Buyer on or at any time after the Closing Date without liability to the Company or Buyer. None of the rights of the Company under a Company Plan will be impaired by the consummation of the transactions contemplated by this Agreement. There is no pending or threatened Proceeding against or involving any Company Plan, and no facts exist that would give rise to any Proceeding, other than routine claims for benefits. No Company Plan is the subject of an audit or other inquiry from the IRS, U.S. Department of Labor, Pension Benefit Guaranty Corporation (the “PBGC”) or other Governmental Authority. Neither the Company nor any of its directors, officers, employees or any plan fiduciary has any liability for failure to comply with ERISA, HIPAA, COBRA or the Code for any action or failure to act in connection with the administration or investment of any Company Plan.

e.Neither the Company nor any ERISA Affiliate has ever maintained, contributed to, sponsored or otherwise had any liability with respect to a (i) multiemployer plan as defined in Section 3(37) of ERISA, (ii) plan subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code, (iii) “multiple employer plan” within the meaning of Sections 201, 4063 or 4064 of ERISA or Section 413(c) of the Code, (iv) “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA, (v) voluntary employees’ beneficiary association within the meaning of Section 501(c)(9) of the Code or (vi) self-funded or self-insured health plan.

f.Each Company Plan which is a “nonqualified deferred compensation” plan within the meaning of Section 409A of the Code has been operated and administered in compliance with Section 409A o

f the Code, and has been in material documentary compliance with Section 409A of the Code. The Company has no (i) liability for withholding taxes or penalties due under Code Section 409A or (ii) obligation to indemnity or gross-up for any Taxes imposed under Code Sections 409A or 4999.

g.Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby, could (whether alone or in connection with any event or events, including termination of service) (i) entitle any current or former service provider of the Company to any compensation or benefits due under any Company Plan, (ii) accelerate the time at which any compensation, benefits or award may become payable, vested or required to be funded in respect of any current or former service provider of the Company, (iii) require any contributions or payments to fund any obligations under any Company Plan or (iv) result in the payment of an “excess parachute payment” within the meaning of Section 280G of the Code.

h.No Company Plan provides life, health or other welfare benefits to former or retired employees of the Company, and the Company has no liability or obligation to provide life, medical or other welfare benefits to former or retired employees, other than pursuant COBRA or similar state laws which require limited continuation of coverage for such benefits.

i.The Company and each Company Plan are in compliance with the ACA, including compliance with all filing and reporting requirements, all waiting periods and the offering of affordable health insurance coverage compliant with the ACA to all employees and contractors who meet the definition of a full time employee under the ACA. The Company is not otherwise liable or responsible for any assessable payment, taxes, or other penalties under Section 4980H of the Code or otherwise under the ACA or in connection with requirements relating thereto.

Section 3.13    Employment and Labor Matters. Section 3.13 of the Company Disclosure Schedule sets forth a correct, complete and accurate list of, with respect to the Continuing Employees and individuals engaged directly as independent contractors or other non-employee classification (collectively “Service Providers”), including: (a) the name and job title of each Service Provider; (b) the Service Provider’s hire date or date of engagement; (c) the Service Provider’s classification as employee or contractor; (d) whether the Service Provider is classified as exempt under the Fair Labor Standards Act; (e) current annual salary rate or hourly pay rate for employees and current compensation rate for contractors; (f) the number of hours of sick-time that the Service Provider has currently accrued and the dollar amount thereof; (g) the number of hours of vacation time or paid time off that the Service Provider has currently accrued and the dollar amount thereof; and (h) whether the Service Provider is on leave or layoff status and expected date of return. As of the date hereof, the Company is not and has not been a party to or bound by any collective bargaining agreement or other Contract, or a duty to bargain, with any labor union, works council or other labor organization and, to the Company’s Knowledge, no petition has been filed or Proceeding instituted by any employee or group of employees of the Company with any labor relations board seeking recognition of a bargaining representative, and no union organizing campaign is ongoing or, to the Company’s Knowledge, threatened. There is no labor strike, picketing, slowdown, lockout, or other work stoppage or labor dispute pending or, to the Company’s Knowledge, threatened involving the Company, except for disputes with individual employees that arise in the Ordinary Course of Business and would not, if determined in a manner adverse to the Company, have a material effect on the Company. The Company has at all times in the past five (5) years materially complied with all applicable Laws pertaining to the employment of its employees, including all such Laws relating to fair employment practices, equal employment opportunities, prohibited discrimination, immigration, wages and hours, workplace safety and health, leaves of absence and other similar employment activities. Each Service Provider to the Company who has been classified by the Company as an independent contractor at any time in the past three (3) years has been properly classified at all such times. Each employee of the Company who has been classified by the Company as “exempt” under the Fair Labor Standards Act or similar state or local Law at any time in the past three (3) years has been properly classified at all such times. The Company has on file a complete and valid Form I-9 for all current and former employees to the extent required by applicable Law. The Company has not, in the past three (3) years, experienced a “mass layoff” or “plant closing” as defined in the federal Worker Adjustment and Retraining Notification Act or similar event under analogous state Law.

Section 3.14    Governmental Authorizations. The Company has all material Governmental Authorizations that are necessary for it to conduct the Business in the manner in which it is presently conducted. The Company is in material compliance with all Governmental Authorizations that are necessary for it to conduct the Business in the manner in which it is presently conducted. The Company has not received any written notice from any Governmental Authority alleging any material violation of any such Governmental Authorizations.

Section 3.15    Compliance with Laws.

(a)The Company is in material compliance with all Laws, Permits and Judgments applicable to it or the conduct of the Business as presently conducted or the ownership or use of its assets.

(b)All material Permits required for the Company to conduct the Business lawfully have been obtained by it and are valid and in full force and effect. The Company is not in default or violation, and no event has occurred that, with notice or lapse of time or both, would constitute a default or violation, in any material respect of any term, condition or provision of any such material Permit and there are no facts or circumstances that would reasonably be expected to form the basis for any such default or violation.

Section 3.16    Legal Proceedings. Except as set forth in Section 3.16 of the Company Disclosure Schedule, as of the date hereof, there is no, and for the last three (3) years there has not been any Proceeding pending or, to the Company’s Knowledge, threatened (i) against the Company or any of the Company’s officers, directors or Affiliates with respect to or affecting the Company’s operations, business, products or sales practices or (ii) against the Company or any of its properties or assets that, if adversely determined, would have a material effect on the Company or the Business. The Company is not subject to any outstanding Judgment or Proceeding that, if determined adversely to the Company, would have a material effect on the Company or the Business.

Section 3.17    Brokers Fees. Except for Brookwood Associates, LLC, the fees and expenses of which shall be a Company Transaction Expense, no agent, broker, investment banker, financial advisor or other firm or Person is or will be entitled to any broker’s or finder’s fee or any other similar commission or fee in connection with any of the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of its Affiliates.

Section 3.18    Affiliate Transactions. Except as set forth on Section 3.18 of the Company Disclosure Schedule, none of the Sellers, nor any officer, director or employee of the Company, nor any individual related by blood, marriage or adoption to any of the foregoing, nor any entity in which any such Person owns any equity interest (including Affiliates of the Company), is a party to any Contract, commitment or transaction with the Company or has any material interest in any property used by the Company. The Company has provided Buyer true, accurate and complete copies of any such Contracts.

Section 3.19    Warranty Claims.     Except as set forth on Section 3.19 of the Company Disclosure Schedule, during the last three (3) years, there have been no Proceedings against the Company alleging any material defects in the Company’s products or services, or alleging any failure of the products or services of the Company to meet in any material respects applicable specifications, warranties or contractual commitments. During the last three (3) years, no product sold by the Company has been the subject of any recall or other similar action due to any product or manufacturing defect or any safety concern. Buyer has been provided a list or description of the warranties currently made by the Company with respect to its products and current policies with respect to returns of products.

Section 3.20    Customers and Vendors.     Section 3.20 of the Company Disclosure Schedule sets forth a list of (a) the ten (10) largest customers of the Company measured by dollar value of gross sales to such customer for the year ended as of December 31, 2019 and (b) for the same period, the ten (10) largest vendors based on the aggregate dollar amount of purchases of vendor product by the Company during such period. No such customer or vendor has informed the Company in writing (or, to the Company’s Knowledge, in any other manner) that it intends to terminate its business relationship with the Company or that (i) the revenue of the Company with respect to sales and the provision of services to such customer will materially decrease, or (ii) the terms and conditions on which such vendor provides goods or services to the Company will materially change, and, to the Company’s Knowledge, there is no basis to expect any such decrease in revenue or change in terms and conditions.

Section 3.21    Environmental Laws. Except as set forth on Section 3.21 of the Company Disclosure Schedule:
a.The Company has not: (i) entered into or been subject to any orders, writs, injunctions, judgments, decrees or other Judgments pursuant to applicable Environmental Laws or relating to any Environmental Condition; (ii) received any written request for information, notice, demand letter, administrative inquiry or formal or informal complaint or claim with respect to any Environmental Condition; or (iii) been the subject of or threatened with any enforcement action or third party claim under any Environmental Law, and, to the Company’s Knowledge, none of the above is reasonably likely to be forthcoming.

b.The Company has complied in all material respects and is presently in compliance with all applicable Environmental Laws relating to the Business or the Real Property.

c.The Company has not generated, manufactured, refined, transported, treated, stored, handled, disposed, transferred, produced, recycled, processed or Released any Hazardous Substances or wastes at or from any Real Property except, in each case, in compliance with all applicable Environmental Laws, except where noncompliance would not have a material effect on the Company or the Business.

d.The Company is not and has not been engaged in the manufacture or sale of asbestos-containing products or agreed to indemnify any third party with respect to any liabilities or obligations arising out of the manufacture or sale of asbestos-containing products.

e.The Company has delivered to Buyer true, accurate and complete copies of all material correspondence, reports or tests in its possession with respect to compliance of the Company and the Real Property with Environmental Laws or the presence of Hazardous Substances.

f.The Company has obtained all Permits required under applicable Environmental Laws, and the operations of the Company have complied with and presently comply with the terms and conditions of such required Permits, except where noncompliance would not have a material effect on the Company or the Business.

Section 3.22    Insurance.

a.Set forth on Section 3.22(a) of the Company Disclosure Schedule is a list of all insurance policies or programs of insurance, bonds or other similar risk arrangements currently covering or relating to the Company (or any of its properties, assets, liabilities, businesses, operations or personnel) that have been in force at any time since January 1, 2015 (collectively, the “Insurance Policies”). The Company has provided to the Buyer true, accurate and complete copies of the Insurance Policies, together with all applicable endorsements, amendments, declarations and certificates thereto. All Insurance Policies are in full force and effect, all premiums due and payable thereon have been paid in full, none of the Company or any insured thereunder is in default with respect to any provision contained in any Insurance Policy or has failed to give any notice or present any claim under any Insurance Policy in due and timely fashion. The Company has provided to the Buyer true, accurate and complete loss runs for all policies or programs of insurance, bonds, or other risk arrangements applicable to each of the Company or any of its properties, assets, liabilities or businesses for the past five (5) years and a true, accurate and complete list of all claims or circumstances with respect to which notice has been provided to the insurer or managing general agent thereof and which remain open or unresolved. Except as set forth on Section 3.22(a) of the Company Disclosure Schedule, as of the date hereof, there are no pending claims under any Insurance Policy as to which the respective insurers have denied coverage or have provided coverage subject to a reservation of rights.

b.The Company has at all times maintained insurance as required by applicable Law or under any agreement to which the Company is or has been a party, including without limitation, public liability, products liability, motor liability, employers’ liability, workers’ compensation and property and business interruption coverage. Subject to the exclusions and limits set forth in the Insurance Policies, the Insurance Policies covering property of the Company insure such property against all ordinary, insurable risks to the full replacement cost thereof.

Section 3.23    Accounts Receivable. Section 3.23 of the Company Disclosure Schedule sets forth an accurate and complete breakdown and aging of all accounts receivable of the Company as of January 31, 2020. All of such accounts receivable (a) have arisen from bona fide transactions entered into by the Company involving the sale of goods or the rendering of services in the Ordinary Course of Business consistent with past practice, (b) constitute only valid, undisputed claims of the Company not subject to claims of set-off or other defenses or counterclaims other than normal cash discounts accrued in the Ordinary Course of Business consistent with past practice, and (c) subject to a reserve for bad debts shown on the Company’s Base Balance Sheet or, with respect to accounts receivable arising after the date of the Base Balance Sheet, on the accounting records of the Company, are collectible in full within ninety (90) days after billing.

Section 3.24    Accounts Payable. All accounts payable of the Company reflected on the Base Balance Sheet have been incurred for goods or services received by or provided to the Company in the Ordinary Course of Business, and the Company has not delayed or postponed the payment of accounts payable outside the Ordinary Course of Business or deviated from or altered any of its practices, policies or procedures in paying accounts payable.

Section 3.25    Inventory. The Company has good and valid title, free and clear of any Encumbrances, to all Inventory owned, used or held for use, maintained or stored, by or on behalf of the Company. All such Inventory consists of a quality and quantity usable and salable in the Ordinary Course of Business, and is not slow-moving, obsolete, damaged or defective, in each case subject to the reserve for inventory write-down reflected on the Base Balance Sheet, as adjusted for the passage of time through the Closing Date in the Ordinary Course of Business. All such Inventory not written off has been recorded in the Base Balance

Sheet, and, as of the Closing Date, will be recorded in the accounting records of the Company, at the lower of cost or market.

Section 3.26    Questionable Payments. No Seller, the Company, or any Representative of the foregoing, or the Company’s Knowledge, any other strategic partner, distributor, reseller, consultant, broker or other Person associated with or acting on behalf of the Company, has (a) used any funds of the Company, directly or indirectly, for any contribution, gift, entertainment expense, or other cost or expense relating to a political or business activity in any manner contrary to Law; (b) made a payment of money or transferred any other property of value, directly or indirectly, to an official, employee or other Person acting on behalf of any Governmental Authority or public international organization, or to any political party or campaign in any manner contrary to Law; (c) made a payment of money or transferred any other property of value, directly or indirectly, to an official, employee or other Person acting on behalf of any Person owned or controlled by any Governmental Authority or public international organization; (d) violated any provision of the U.S. Foreign Corrupt Practices Act of 1977 or similar Law; (e) established or maintained an unrecorded fund of corporate monies or other assets in any manner contrary to Law; (f) made a false or fictitious entry on the books of account of the Company; or (g) made or received a bribe, rebate, payoff, influence payment, kickback or other payment in any manner contrary to Law.

Section 3.27    International Trade. The Company has acted:

a.at all times during the past five (5) years in compliance with the Foreign Corrupt Practices Act of 1977, as amended, any applicable Law implementing the OECD Convention on Combating Bribery of Foreign Public Officials in International Business or other applicable conventions, and any other applicable anti-corruption law;

b.at all times during the past five (5) years in compliance with all relevant anti-boycott Laws and guidelines, including without limitation Section 999 of the Code and regulations and guidelines issued pursuant thereto and the Export Administration Regulations administered by the U.S. Department of Commerce, as amended from time to time, including all reporting requirements;

c.except as set forth in Section 3.27(c) of the Company Disclosure Schedule, at all times during the past five (5) years in compliance with any import or export control or sanctions Laws of any jurisdiction, including without limitation the Export Administration Regulations administered by the Bureau of Industry and Security of the U.S. Department of Commerce, sanctions and embargo Laws and executive orders administered by the Office of Foreign Assets Control of the U.S. Treasury Department, and the International Traffic in Arms Regulations administered by the Directorate of Defense Trade Controls of the U.S. State Department, as amended from time to time; and in compliance with any required export or re-export permits, licenses or authorizations granted under such Laws, which permits, licenses or authorizations are set forth in Section 3.27(c) of the Company Disclosure Schedule; and in compliance with the Foreign Trade Regulations administered by the Census Bureau of the U.S. Department of Commerce, as amended from time to time, and any Laws related thereto; and

d.at all times during the past five (5) years in compliance with any and all applicable import Laws of any applicable jurisdiction, including without limitation the customs regulations administered by U.S. Customs and Border Protection of the U.S. Department of Homeland Security and the Foreign Trade Regulations administered by the Census Bureau of the U.S. Department of Commerce, as amended from time to time; and in compliance with any required import Permits granted under such Laws, which Permits are described in Section 3.27(d) of the Company Disclosure Schedule.

Section 3.28    Disclaimer of Other Representations and Warranties. The representations and warranties set forth in this Article III, as qualified by the Company Disclosure Schedule, are the only representations and warranties made by the Company or the Sellers with respect to the Business, the Shares, the Company or any other matter relating to the transactions contemplated by this Agreement. Except as specifically set forth in this Article III, as qualified by the Company Disclosure Schedule, the Sellers make no warranty, express or implied as to the (a) merchantability or fitness for any particular use or purpose, (b) the operation of the Business after the Closing in any manner or (c) the probable success or profitability of the Business after the Closing.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF SELLERS

Each Seller, with respect to such Seller and no other Seller, hereby represents and warrants to Buyer as follows:
Section 4.1    Organization.  In the case of a Seller that is not a natural person, such Seller is an entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or formation.

Section 4.2    Authority and Enforceability. Such Seller has all requisite power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby by such Seller have been duly authorized by all necessary action on the part of such Seller. Such Seller has duly and validly executed and delivered this Agreement. Assuming the due authorization, execution and delivery of this Agreement by Buyer, the Company, the Sellers’ Representative and the other Sellers, this Agreement constitutes the valid and binding obligation of such Seller, enforceable against Seller in accordance with its terms, subject to (a) Laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (b) Laws governing specific performance, injunctive relief and other equitable remedies.

Section 4.3    No Conflict. No permit, consent, approval or authorization of, or declaration to or filing with, any Governmental Authority or any other Person is required in connection with the execution, delivery or performance of this Agreement by such Seller or the consummation by such Seller of the transactions contemplated hereby.

Section 4.4    Title. Such Seller is the record and beneficial owner of such Seller’s Shares as set forth opposite such Seller’s name on Schedule 4.4. There is no contractual obligation pursuant to which such Seller has, directly or indirectly, granted any option, warrant or other right to any Person to acquire any of the Seller’s Shares owned by it. The transfer documents included in the Transaction Documents which will be executed and delivered by each Seller pursuant to this Agreement will effectively convey to Buyer the full right, title and interest in and to the Seller’s Shares owned by it, free and clear of all Encumbrances.

Section 4.5    Legal Proceedings. There is no Proceeding pending or, to the Seller’s knowledge, threatened against such Seller or any of its Affiliates that questions or challenges the validity of this Agreement or that may prevent, delay, make illegal or otherwise interfere with the ability of such Seller to consummate any of the transactions contemplated by this Agreement.

Section 4.6    Brokers Fees. Except for Brookwood Associates, LLC, the fees and expenses of which shall be paid by the Sellers, no agent, broker, investment banker, financial advisor or other firm or Person is or will be entitled to any broker’s or finder’s fee or any other similar commission or fee in connection with any of the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Seller or any of its Affiliates.

Section 4.7    Disclaimer of Other Representations and Warranties. The representations and warranties set forth in this Article IV are the only representations and warranties made by the Sellers with respect to the transactions contemplated by this Agreement. Except as specifically set forth in this Article IV, the Sellers make no warranty, express or implied, as to the (a) merchantability or fitness for any particular use or purpose, (b) the operation of the Business after the Closing in any manner or (c) the probable success or profitability of the Business after the Closing.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to the Sellers as follows:
Section 5.1    Organization and Good Standing. The Buyer is a limited liability company duly organized, validly existing and in good standing under the Laws of Delaware and has all requisite limited liability company power and authority to conduct its business as it is presently conducted.

Section 5.2    Authority and Enforceability. The Buyer has all requisite limited liability company power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby by the Buyer have been duly authorized by all necessary action on the part of the Buyer. The Buyer has duly and validly executed and delivered this Agreement. Assuming the due authorization, execution and delivery of this Agreement by the Sellers, the Sellers’ Representative and the Company, this Agreement constitutes the valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms, subject to (a) Laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (b) Laws governing specific performance, injunctive relief and other equitable remedies.

Section 5.3    No Conflict. Neither the Buyer’s execution, delivery and performance of this Agreement, nor the consummation by the Buyer of the transactions contemplated by this Agreement, will (a) conflict with or violate any of the Buyer’s Governing Documents, (b) result in a breach or default under or create in any Person the right to terminate, cancel, accelerate or modify, or require any notice, consent or waiver under, any Contract to which the Buyer is a party or by which the Buyer is bound, in any case with or without due notice or lapse of time or both, (c) violate any Law or Judgment applicable to the Buyer or (d) except for any Antitrust Filings, require the Buyer to obtain any Governmental Authorization or make any filing with any Governmental Authority.

Section 5.4     Legal Proceedings. There is no Proceeding pending or, to the Buyer’s knowledge, threatened against the Buyer or any of its Affiliates that questions or challenges the validity of this Agreement or that may prevent, delay, make illegal or otherwise interfere with the ability of the Buyer to consummate any of the transactions contemplated by this Agreement.

Section 5.5    Brokers Fees. The Buyer will be solely responsible for the fees and expenses of any broker, finder or investment banker entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Buyer.

Section 5.6    Solvency. Immediately after giving effect to the transactions contemplated by this Agreement, Buyer, together with its Subsidiaries (including the Company) (a) will be able to pay their respective debts as they become due and shall own property having a fair saleable value greater than the amounts required to pay their respective debts (including a reasonable estimate of the amount of all contingent liabilities) and (b) will have adequate capital to carry on their respective businesses. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors of Buyer or the Company.

Section 5.7     Investment Intent. The Buyer is acquiring the Shares for the Buyer’s own account and investment purposes and is not acquiring the Shares with a view to, or for sale in connection with, any distribution thereof within the meaning of any U.S. federal or state securities Laws. The Buyer is an “accredited investor” within the meaning of Rule 501(a) of Regulation D as promulgated by the Securities and Exchange Commission under the Securities Act, and has sufficient business and financial knowledge and experience to protect its own interests and to evaluate the merits and risks in connection with the purchase of the Shares.

Section 5.8    Independent Investigation. The Buyer has conducted its own independent investigation, review and analysis of the business, operations, assets, liabilities, results of operations, financial condition and prospects of the Business as it has deemed appropriate, which investigation, review and analysis were performed by the Buyer, its Affiliates and their respective Representatives; provided, however, that no information or knowledge obtained in any investigation pursuant to this Section 5.8 shall (i) amend or supplement the Company Disclosure Schedule, (ii) modify any representation or warranty of the Company or Sellers set forth in this Agreement or the conditions to the obligations of the Parties to consummate the transactions contemplated by this Agreement in accordance with the terms and provisions of this Agreement, (iii) limit or otherwise affect any remedies available to Buyer, or (iv) constitute an acknowledgment or admission of a breach of this Agreement. The Buyer acknowledges that it, its Affiliates and their respective Representatives have been provided with adequate access to the personnel, properties, premises and Books and Records of the Company for such purpose.

Section 5.9    R&W Insurance. Buyer has provided the Sellers’ Representative with a true, correct and complete copy of the negotiated binder agreement by and between Buyer and the R&W Insurer with respect to the R&W Insurance Policy.

ARTICLE VI
THE CLOSING; CONDITIONS TO CLOSE

Section 6.1     Generally. The closing of the transactions contemplated by this Agreement (the “Closing”) shall occur on the second (2nd) Business Day following satisfaction or express written waiver of all of the closing conditions set forth in this Article VI (other than those to be satisfied at the Closing itself, but subject to the satisfaction or waiver of such conditions) or on such other date and/or time as is mutually agreeable to the Buyer, the Company and the Sellers’ Representative (such actual date of Closing, the “Closing Date”) by electronic exchange of the closing deliverables contemplated herein. The Closing shall be deemed to be effective as of 12:01 a.m. (Eastern Time) on the Closing Date (the “Effective Time”) and shall be deemed to take place at the offices of Eversheds Sutherland (US), LLP at 999 Peachtree Street NE, Suite 2300, Atlanta, Georgia 30309 or at such other place and time as may be agreed by the Parties.

Section 6.2    Conditions to Buyer’s Obligations. The obligations of the Buyer to consummate the transactions contemplated by this Agreement are subject to the satisfaction of each of the following conditions at or prior to the Closing, any of which may be waived in writing by the Buyer in its sole discretion:

a.Representations and Warranties. The Company’s representations in Section 3.1, Section 3.2, Section 3.4 and Section 3.17 and the Sellers’ representations in Section 4.1, Section 4.2, Section 4.4 and Section 4.6 shall be true and correct in all respects on and as of the date of this Agreement and as of the Closing with the same effect as if made at and as of the Closing (except to the extent expressly made as of an earlier date, in which case only as of such earlier date), and all other representations and warranties of the Company and Sellers contained in this Agreement shall be true and correct in all material respects (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein) on and as of the date of this Agreement and as of the Closing with the same effect as if made at and as of the Closing (except to the extent expressly made as of an earlier date, in which case only as of such earlier date).

b.Performance of Covenants. Each of the Sellers and the Company shall have performed in all material respects all of the covenants and obligations required to be performed by it under this Agreement prior to or at the Closing.

c.HSR. Any applicable waiting period (and any extensions thereof) under the HSR Act shall have expired or been terminated.

d.No Judgments or Proceedings. No Judgment or Law shall have been entered or adopted or be in effect that would have, and no Proceeding shall be pending that could reasonably be expected to have, the effect of (i) making the consummation of the transactions contemplated by this Agreement illegal or (ii) otherwise prohibiting the consummation of the Closing.

e.No Material Adverse Effect. There shall not have occurred a Material Adverse Effect since the date of this Agreement.

f.Sellers Closing Deliverables. Each of the Sellers’ deliverables shall have been delivered pursuant to Section 6.4.

Section 6.3    Conditions to Sellers’ and the Company’s Obligations. The obligations of the Sellers and the Company to consummate the transactions contemplated by this Agreement are subject to the satisfaction of each of the following conditions at or prior to the Closing, any of which may be waived in writing by the Sellers’ Representative in its sole discretion:

(a)Representations and Warranties. The Buyer’s representations in Section 5.1, Section 5.2, Section 5.5 shall be true and correct in all respects on and as of the date of this Agreement and as of the Closing with the same effect as if made at and as of the Closing (except to the extent expressly made as of an earlier date, in which case only as of such earlier date), and all other representations and warranties of the Buyer contained in this Agreement shall be true and correct in all material respects (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein) on and as of the date of this Agreement and as of the Closing with the same effect as if made at and as of the Closing (except to the extent expressly made as of an earlier date, in which case only as of such earlier date).

(b)Performance of Covenants. The Buyer shall have performed in all material respects all of the covenants and obligations required to be performed by it under this Agreement prior to or at the Closing.

(c)HSR. Any applicable waiting period (and any extensions thereof) under the HSR Act shall have expired or been terminated.

(d)No Judgments or Proceedings. No Judgment or Law shall have been entered or adopted or be in effect that would have, and no Proceeding shall be pending that could reasonably be expected to have, the effect of (i) making the consummation of the transactions contemplated by this Agreement illegal or (ii) otherwise prohibiting the consummation of the Closing.

(e)Buyer Closing Deliverables. Each Buyer deliverable shall have been delivered pursuant to Section 6.5.

Section 6.4    Closing Deliveries of the Sellers. The Sellers shall deliver or have caused to be delivered, in addition to all other items specified elsewhere in this Agreement, the following to the Buyer (or such other Person as is applicable) at the Closing, each of which must be in form and substance reasonably satisfactory to the Buyer:

(a)Share Transfer Instruments. Share certificates representing all of the Shares owned by each Seller, together with separate stock transfer powers duly endorsed by such Seller for transfer of such Seller’s Shares to Buyer, and a trust certificate duly executed by such Seller, if applicable.

(b)Resignations. Duly executed resignations, effective as of the Closing Date, from each director of the Company.

(c)Escrow Agreement. The Escrow Agreement, duly executed by the Sellers’ Representative and the Escrow Agent.

(d)Release of Indebtedness and Encumbrances. (i) Fully executed payoff letters (the “Payoff Letters”), drafts of which shall be delivered to Buyer at least five (5) Business Days prior to the Closing, which (A) show the repayment amount of all Indebtedness of the Company secured by any Encumbrances as of the Closing Date, including per diem increases in such amounts, and (B) provide that, upon payment in full of the amounts indicated therein, all Encumbrances securing the Indebtedness are automatically terminated and released, (ii) fully executed documentation, in form and substance reasonably satisfactory to the Buyer, cancelling and releasing all Encumbrances granted by the Company on its Real Property, and (iii) termination statements, in form and substance reasonably satisfactory to the Buyer, terminating all Uniform Commercial Code financing statements filed in connection Encumbrances securing any Indebtedness of the Company (or, in lieu of the termination statements contemplated in this clause (iii), the relevant Payoff Letter(s) may authorize the Company or its designees to terminate such financing statements).

(e)Secretary’s Certificate. A certificate executed by the secretary (or equivalent officer) of the Company, dated as of the Closing Date, certifying (i) that attached thereto are true, accurate and complete copies of its Governing Documents, each as amended through such date, (ii) that attached thereto are true and correct copies of all resolutions adopted authorizing the execution, delivery and performance by the Company of this Agreement and the other Transaction Documents and the consummation of all transactions contemplated hereby and thereby, that such resolutions are in full force and effect, and that they are all of the resolutions adopted in connection with such transactions, and (iii) as to the incumbency and signatures of the officer(s) of the Company executing the Transaction Documents.

(f)Certificate of Good Standing. A certificate of Good Standing (or equivalent) from the Secretary of State of the state of the Company’s jurisdiction of incorporation, dated as of a date not more than ten (10) Business Days prior to the Closing Date.

(g)Bank Signature Cards and Related Items. All instruments or documents necessary to change the names of the individuals who have access to or are authorized to make withdrawals from or dispositions of all bank or other accounts of the Company, together with keys and combinations to all safe deposit boxes, lock boxes and safes of the Company, wherever located.

(h)Closing Statement. A copy of the Closing Statement, duly executed by Sellers’ Representative.

(i)Required Consents. A copy of all notices, approvals, consents and waivers that are listed on Section 6.4(i) of the Company Disclosure Schedule.

(j)Seller Certificate. A certificate, dated as of the Closing Date and executed by Sellers’ Representative, certifying (a) as to the Sellers’ and the Company’s satisfaction of the conditions set forth in Section 6.2(a), Section 6.2(b) and Section 6.2(e).

(k)Foreign Person Certificate. A certificate duly executed by each Seller pursuant to Treasury Regulation Section 1.1445-2(b) stating under penalties of perjury that such Seller is not a foreign person within the meaning of Section 1445 of the Code.

(l)W-9. A W-9 duly executed by each Seller.

(m)Tax Certificate. A properly completed and executed (i) certification that meets the requirements of Treasury Regulations Sections 1.897-2(h)(1) and 1.1445-2(c)(3), dated within 30 days prior to the Closing Date and (ii) a notice to the IRS, in accordance with the requirements of Treasury Regulations Section 1.897-2(h)(2), together with written authorization for Buyer to deliver such notice and a copy of the certification to the IRS on behalf of the Company after the Closing.

(n)Other. Such other documents, instruments and certificates as Buyer may reasonably request in order to consummate or more effectively evidence the transactions contemplated by this Agreement and the other Transaction Documents.

Section 6.5    Closing Deliveries of the Buyer. Buyer shall deliver or have caused to be delivered, in addition to all other items specified elsewhere in this Agreement, the following to the Sellers’ Representative (or such other Person as is applicable) at the Closing, each of which must be in form and substance reasonably satisfactory to the Sellers’ Representative:

a.Purchase Price. The Closing Date Payment Amount to the applicable payees thereof as set forth in Section 2.3.

b.Escrow Agreement. The Escrow Agreement, duly executed by Buyer.

c.Buyer Certificate. A certificate, dated as of the Closing Date and duly executed and delivered by the Buyer, certifying as to the Buyer’s satisfaction of the conditions set forth in Section 6.3(a) and Section 6.3(b).

d.Other. Such other documents, instruments and certificates as Sellers’ Representative may reasonably request in order to consummate or more effectively evidence the transactions contemplated by this Agreement and the other Transaction Documents.

ARTICLE VII
PRE-CLOSING COVENANTS

Section 7.1    Conduct of Business Prior to Closing.

(a) During the period from the date of this Agreement until the earlier of (i) the Closing, or (ii) the date this Agreement is terminated in accordance with its terms (such period, the “Pre-Closing Period”), except as contemplated by this Agreement or consented to in writing by the Buyer, the Sellers shall, and shall cause the Company to, (A) operate the Business in the Ordinary Course of Business, (B) use commercially reasonable efforts to maintain and preserve substantially intact the business organization and assets of the Company, (C) use commercially reasonable efforts to keep available the services of the current service providers, (D) use commercially reasonable efforts to preserve the current relationships of the Company with customers, suppliers and other Persons with which the Company has significant business relations, and (E) pay all Indebtedness, Taxes and other payment obligations of the Company when due. Without limiting the generality of the foregoing, except as contemplated by this Agreement or as consented to in writing by the Buyer, during the Pre-Closing Period, the Sellers shall not, and the Sellers shall cause the Company not to take any action that would cause any of the changes, events or conditions described in Section 3.7 to occur.

Section 7.2    Access.

(a)During the Pre-Closing Period, the Sellers and the Company shall provide the Buyer and its accounting, legal and other representatives, as well as their respective officers, employees, Affiliates and other agents, access at reasonable times and during normal business hours, upon reasonable notice, to the Company’s facilities and personnel and to business, financial, legal, tax, compensation and other data and information concerning the Company’s affairs and operations as the Buyer may reasonably request. Any investigation or access pursuant to this Section 7.2(a) shall be conducted in such manner as not to interfere unreasonably with or hinder the business operations of the Company.

(b)Prior to the Closing, the Company shall allow Buyer to contact such customers and suppliers of the Company as the Buyer may reasonably request and to which the Company consents (which consent shall not be unreasonably withheld or delayed). Nothing in this Section 7.2(b) will prohibit the Buyer from contacting the customers, suppliers, distributors or licensors of the Company in the ordinary course of the Buyer’s businesses as currently conducted for the purpose of selling products of the Buyer’s business or for any other purpose unrelated to the Company and the transactions contemplated by this Agreement.

(c)All requests by Buyer for access pursuant to this Section 7.2 shall be submitted or directed exclusively to Trevor Humphrey or such other individuals as Sellers’ Representative may designate in writing from time to time. Notwithstanding anything to the contrary in this Agreement, the Company shall not be required to disclose any information to Buyer during the Pre-Closing Period if such disclosure would, in the Company’s sole discretion: (i) jeopardize any attorney-client or other privilege; or (ii) contravene any applicable Law or fiduciary duty.

Section 7.3    Notification of Certain Matters. During the Pre-Closing Period, the Sellers’ Representative and the Buyer shall notify the other in writing of any fact or condition that would cause the failure of any of the conditions set forth in Section 6.2 or Section 6.3, as applicable, to be satisfied as of the Closing Date.

Section 7.4    Exclusivity. During the Pre-Closing Period, none of the Sellers or the Company shall (and the Sellers and the Company shall cause their respective Affiliates and Representatives, not to), directly or indirectly, take any action to initiate, solicit or engage in discussions or negotiations with, or provide any information to, any Person (other than the Buyer and Buyer’s Representatives) concerning any merger, sale of any assets or equity securities of the Company or similar transactions involving the Company (other than the sale of assets in the Ordinary Course of Business) (each, an “Acquisition Transaction”). The Sellers and the Company agree to notify the Buyer promptly if any Person makes any proposal, offer, inquiry or contact with respect to an Acquisition Transaction and provide the Buyer with a description of the material terms and conditions thereof, including the identity of such Person. The Sellers and the Company shall immediately cease and cause to be terminated any existing discussions with any Person (other than the Buyer) concerning any proposal relating to an Acquisition Transaction.

Section 7.5    Efforts to Close; Consents and Filings.

a.During the Pre-Closing Period, each Party shall use its commercially reasonable efforts to take, or cause to be taken, all appropriate action to do, or cause to be done, all things necessary, proper or advisable to (i) obtain from any Antitrust Authority all consents, approvals, authorizations, qualifications and orders as are necessary for the consummation of this Agreement and the transactions contemplated hereby, (ii) promptly, and in any event within ten (10) Business Days following the date of this Agreement, make an appropriate filing of a Notification and Report Form pursuant to the HSR Act and as promptly as practicable make any other filings and submissions that may be required under any other applicable Antitrust Law (clause (i) and (ii), collectively, the “Antitrust Filings” and each, an “Antitrust Filing”), and (iii) comply at the earliest reasonably practicable date with any formal or informal request under the HSR Act or other Antitrust Laws for additional information, documents, or other materials received by any Party from the Federal Trade Commission, the Antitrust Division of the U.S. Department of Justice, or any other Antitrust Authority in respect of any such Antitrust Filing. Buyer shall be responsible for payment of all filing fees payable in connection with obtaining any authorization under the HSR Act and any other Antitrust Law. Notwithstanding anything to the contrary herein, the Buyer shall have the right to direct strategy relating to obtaining all approvals, consents, waivers, registrations, permits, authorizations and other confirmations under any Antitrust Law in connection with consummating the transactions contemplated hereby and relating to any actual, pending or threatened litigation arising in connection with an Antitrust Filing.

b.Subject to Buyer’s right to direct strategy as set forth above, and provided that written materials may be redacted as necessary to comply with contractual arrangements and as necessary to address privilege or other confidentiality concerns, the Sellers’ Representative and the Buyer and/or their respective outside antitrust counsel will keep each other apprised of the status of, and work cooperatively in connection with obtaining, the requisite authorization of the Antitrust Authority to which an Antitrust Filing was submitted, including (i) cooperating with the other Party in connection with filings, registrations and declarations with or to any Governmental Authority, including, with respect to the Party making a filing, (A) providing copies of all such documents to the non-filing Party and its advisors prior to filing (other than documents containing confidential business information that will be shared only with outside legal counsel to the non-filing Party), and (B) if requested, considering in good faith all reasonable additions, deletions or changes suggested in connection with any such filing; (ii) furnishing to each other all information required for any application or other filing to be made with respect to any authorization sought from an Antitrust A uthority in connection with the transactions contemplated by this Agreement; (iii) promptly notifying the other of, and if in writing furnishing the other with copies of, any communications from or with any Antitrust Authority with respect to the transactions contemplated by this Agreement; (iv) permitting the other Party to review in advance, and considering in good faith the views of such other Party, in connection with any proposed communication with, or any Proceeding before, any Antitrust Authority with respect to the transactions contemplated by this Agreement; (v) not agreeing to participate in any meeting or discussion with any Antitrust Authority with respect to the transactions contemplated by this Agreement unless it consults with the other Party in advance and, to the extent permitted by the applicable Antitrust Authority, gives the other Party the opportunity to attend and participate in such meetings or discussions; and (vi) consulting and cooperating with one another in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of either Party in connection with any authorization sought from an Antitrust Authority with respect to the transactions contemplated by this Agreement or any Proceedings relating thereto. If either Party or any Affiliate or Representative thereof receives a request for additional information or documentary material from an Antitrust Authority with respect to the transactions contemplated by this Agreement, then such Party will endeavor in good faith to make, or cause to be made, as soon as practicable and after consultation with the other Party, an appropriate response in compliance with such request. Each Party will advise the other Party promptly in respect of any understandings, undertakings or agreements (oral or written) which such Party proposes to make or enter into with any Antitrust Authority in connection with the transactions contemplated by this Agreement, it being understood and agreed that the Sellers’ Representative shall not make or enter into any undertakings or agreements of any kind with any Antitrust Authority without the prior written consent of Buyer in each instance.

c.Buyer will use its commercially reasonable efforts to (i) resolve objections, if any, as may be asserted with respect to the transactions contemplated by this Agreement under any Antitrust Law and (ii) take any and all actions required by any Antitrust Authority as a condition to grant any consent necessary for the consummation of the transactions contemplated by this Agreement or as may be required to avoid (or eliminate) each and every impediment under any Antitrust Law that may be asserted by any Antitrust Authority with respect to the transactions contemplated by this Agreement so as to enable the consummation of such transactions contemplated hereby to occur as expeditiously as possible, including without limitation, proposing, negotiating, committing to and effecting (by consent decree, hold separate order or otherwise) the sale, divestiture or disposition of any assets or businesses of the Buyer or its Affiliates, or of the Company following the Closing (or otherwise taking or committing to take any action that limits its freedom of action with respect to any of the businesses, product lines or assets of the Buyer or its Affiliates, or of the Company following the Closing) as may be required to obtain such a consent of an Antitrust Authority or in order to avoid the pursuit or entry of, or to effect the dissolution of, any injunction, temporary restraining order or other Judgment in any Proceeding, which would otherwise have the effect of preventing or delaying the consummation of the transactions contemplated by this Agreement; provided, however, nothing in this paragraph 7.5(c) or in any other provision of this Agreement shall obligate Buyer to (A) instigate, defend or participate in any Proceeding of any kind or pay any fees or other payments to any Governmental Authorities in order to obtain any consents, approvals, authorizations, qualifications or orders as are necessary for the consummation of this Agreement and the transactions contemplated hereby (other than filing fees that are imposed by Law on any of the Parties), or (B) take any action or actions that would, in the reasonable opinion of Buyer, individually or in the aggregate, be reasonably likely to have a material adverse effect on the assets or businesses of the Buyer, taken as a whole.

d.Promptly following the date of this Agreement, the Sellers and the Company shall give such notices to, and request and use their commercially reasonable efforts to obtain such consents and estoppel certificates from, the counterparties to the notices, consents and estoppel certificates contemplated b

y Section 6.4, provided, however, in no event will the Sellers or the Company be obligated to pay any money to any Person or to offer or grant financial or other accommodations to any Person in connection with such efforts.

Section 7.6    Financing.

a.Notwithstanding anything contained in this Agreement to the contrary, the Buyer expressly acknowledges and agrees that the Buyer’s obligations under this Agreement are not conditioned in any manner whatsoever upon the Buyer obtaining any financing.

b.The Company hereby agrees to use its reasonable efforts to provide cooperation to the Buyer, at Buyer’s sole cost and expense, in connection with any potential offering of the Buyer’s debt or equity securities to be launched and/or issued prior to Closing to the extent reasonably requested by the Buyer, including using the Company’s reasonable efforts to, during the Company’s normal business hours and upon reasonable advanced notice, (i) participate in due diligence sessions and other telephonic meetings with the Buyer’s underwriters or rating agencies, (ii) provide information reasonably requested by the Buyer in connection with the preparation of, and review drafts of materials for rating agency presentations, offering documents, private placement memoranda and similar documents, (iii) furnish the Buyer and its underwriters with financial and other pertinent information regarding the Company as may be reasonably requested by the Buyer, (iv) obtain accountants’ consents and comfort letters as reasonably requested by the Buyer, and (v) reasonably cooperate with the Buyer in obtaining purchase accounting appraisals of the Company’s owned Real Property.  Notwithstanding the foregoing, the Company shall not be required to (1) take any action that would unreasonably interfere with the operation of the Business or management of the Company, (2) incur any out-of-pocket expenses that will not be reimbursed by the Buyer, or (3) take any action that could cause its directors, officers, or stockholders to incur personal liability. The failure of the Company to perform in any material respect any of the covenants or agreements of this Section 7.6(b) shall not affect any right the Sellers’ Representative may otherwise have under Section 10.1(b) or Section 10.1(d).

c.The Company shall, at least ten (10) Business Days prior to Closing, deliver to the Buyer a list of all letters of credit, if any, to be cash collateralized or backstopped with a letter of credit at Closing in connection with the termination and prepayment of Indebtedness.

Section 7.7    Continuing Employee Offer Letters. The Sellers and the Company hereby agree to use their commercially reasonable efforts to facilitate the execution, by certain continuing employees identified by Buyer, of Neenah, Inc.’s offer letters of employment.

ARTICLE VIII
ADDITIONAL COVENANTS

Section 8.1    Employees and Benefits.

a.For the twelve (12) month period commencing on the Closing Date (or such longer period as may be required by applicable Law) (the “Continuation Period”), the Buyer will provide, or cause the Company to provide the Continuing Employees with compensation, employee benefits and terms and conditions of employment that in the aggregate are substantially equivalent to, and no less favorable than, those provided to the Continuing Employees immediately prior to the Closing.

b.To the extent that service is relevant for purposes of eligibility, vesting or benefit accrual under any employee benefit plan, program (including vacation and sick days) or arrangement established or maintained by the Buyer or its Affiliates for the benefit of Continuing Employees or Former Employees, such plan, program or arrangement will credit such employees or former employees for service on or prior to the Closing with the Company.

c.For the twelve (12) month period commencing on the Closing Date (or such longer period as may be required by the terms of such agreements), the Buyer will honor or cause the Company to honor in accordance with their terms all individual employment, severance, retention and other compensation agreements then existing between the Company, on the one hand, and any employee, director, manager or officer thereof, on the other hand, except as otherwise agreed in writing by the Buyer and such Person.

d.The Parties acknowledge and agree that the Buyer will be responsible for providing “continuation coverage” required under COBRA to all employees of the Company and persons associated with such employees who are entitled to COBRA “continuation coverage” as a result of any “qualifying event” that occurs prior to or following the Closing. Section 8.1(d) of the Company Disclosure Schedule provides a list of all individuals eligible to elect or who are receiving COBRA benefits as of the Closing. The Buyer will also, from and after the Closing, make COBRA “continuation coverage” available to any “M&A qualified beneficiary.” The terms with quotation marks in this Section 8.1(d) have the meaning given them under Section 4980B of the Code and the IRS Regulations issued thereunder.

e.The Parties will cooperate in connection with any required notification to the Continuing Employees or the Former Employees, representatives thereof, labor boards or any relevant Governmental Authorities concerning the transactions contemplated hereby.

f.From and after the Closing the Buyer will indemnify and hold harmless the Sellers and each of their respective Representatives, stockholders, Affiliates, successors and assigns against all losses arising or resulting from any suit or claim of violation brought against the Sellers or any of their respective Affiliates under the Worker Adjustment and Retraining Notification Act of 1988 for any actions taken by the Buyer or any of its Affiliates on or after the Closing Date with respect to any facility, site of employment, operating unit or Continuing Employee.

g.The provisions of this Section 8.1 are for the sole benefit of the Parties and their respective Affiliates and are not for the benefit of any other Person. For the avoidance of doubt, nothing contained in this Section 8.1 shall be construed to establish, amend or modify any benefit plan, program, agreement or arrangement or create any right in any Continuing Employee or any other Person to any continued employment with the Company, Buyer or any of their respective Affiliates.

Section 8.2    Confidentiality. For a period of two (2) years after the Closing, the Sellers will hold in confidence, unless compelled to disclose by judicial or administrative process or by other requirements of Law, all non-public documents and information to the extent relating to the Company and the Business, including the documents and information of any customer or other Person in the possession or control of Company (the “Company Information”), except to the extent that such Company Information (i) must be disclosed in connection with the obligations of the Sellers pursuant to this Agreement, (ii) has entered the public domain through no fault of the Sellers, or (iii) was later lawfully acquired by such Seller from sources other than those related to its prior ownership of the Company and other than those that are bound by an obligation of confidentiality not to disclose such information. Notwithstanding the foregoing, in no event will this Section 8.2 limit or otherwise restrict the right of the Sellers to disclose such Company Information (A) to its and its Affiliates’ respective Representatives to the extent reasonably required to facilitate the negotiation, execution, delivery or performance of this Agreement, (B) to any Governmental Authority or arbitrator to the extent reasonably required in connection with any Proceeding relating to the enforcement of this Agreement.

Section 8.3    Tax Matters.

a.Tax Returns.

i.Sellers’ Representative shall prepare or cause to be prepared all Tax Returns that are required to be filed by the Company for any taxable period ending on or prior to the Closing Date. All such Tax Returns shall be prepared in a manner consistent with the past practice of the Company except to the extent such practice is prohibited by law. Sellers’ Representative shall provide Buyer with a draft copy of any such Tax Return at least thirty (30) days prior to the due date of such Tax Return, and Sellers’ Representative shall make all changes to such Tax Returns that are reasonably requested by Buyer. Buyer shall remit or cause to be remitted any Taxes due with respect to such Tax Returns for any tax period ending on or after the Closing Date with or at the time of filing of such Tax Returns, which Tax payments are intended to be taken into account in the computation of the Tax Amount under Section 2.5. Buyer shall not amend any Company Tax Return for any period ending on or before the Closing Date, or a Tax Return covered by Section 8.3(a)(ii) if such Tax Return includes a Straddle Period, without the consent of the Sellers’ Representative, which consent shall not be unreasonably withheld, delayed or conditioned; provided, however, Buyer shall be permitted to amend any such Tax Return if Buyer, prior to filing such amended Tax Return, provides Sellers’ Representative with a written agreement reasonably satisfactory to Sellers’ Representative agreeing to hold Sellers harmless and indemnify Sellers for any Taxes or other liabilities assessed against Company or the Sellers, including any loss, reduction or repayment of any refund, credit or similar benefit that would have been subsequently assessed against the Company with respect to such Tax Return and to which the Sellers would have been entitled to receive, but for such amended Tax Return.

ii.Sellers’ Representative shall prepare all Q1 2020 Tax Returns, except for Q1 2020 Tax Returns that are Straddle Period Tax Returns and Buyer shall prepare or cause to be prepared all Tax Returns that are required to be filed by the Company for any taxable period beginning before and ending after the Closing Date (a “Straddle Period”). All Q1 2020 Tax Returns, including Q1 2020 Tax Returns that are Straddle Period Tax Returns, shall be prepared in a manner consistent with the past practice of the Company except to the extent such practice is prohibited by law. Buyer shall provide Sellers’ Representative with a draft copy of any Tax Return for a Straddle Period at least thirty (30) days prior to the due date of such Tax Return, and Buyer shall make all changes to such Tax Returns that are reasonably requested by Sellers’ Representative. Sellers’ Representative shall provide Buyer with a draft copy of any Q1 2020 Tax Return Sellers Representative is required to prepare promptly following the Closing, and Sellers’ Representative shall make all changes to such Q1 2020 Tax Return that are reasonably requested by Buyer.

iii.In the case of any Straddle Period, the Taxes attributable to the portion of such period ending on the Closing Date shall (A) in the case of any Taxes based upon or measured by income, receipts or payroll, be deemed equal to the amount of such Taxes that would be payable if a taxable period ending on the Closing Date; provided, however, that allowances, deduction or exemptions that are calculated or an annual basis shall be apportioned on a daily basis to such portion of the Straddle Period, and (B) in the case of all other Taxes, shall be deemed to be the amount of such Taxes due for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days in the portion of such Straddle Period ending on the Closing Date and the denominator of which is the number of days in the entire such Straddle Period.

b.Cooperation on Tax Matters. From and after the Closing, the Buyer, the Company, and Sellers shall cooperate fully, as and to the extent reasonably requested by the other parties and at the sole cost and expense of the requesting party, in connection with the filing of Tax Returns, the filing of any amended Tax Return for a period ending on or before the Closing Date or a Straddle Period (which amendments may only be filed with the prior written consent of the Sellers’ Representative) and the authorization and execution of any appropriate powers of attorney to accomplish the foregoing. Neither the Buyer nor any of the Company shall destroy or dispose of any Tax workpapers, schedules or other materials and documents supporting Tax Returns of the Company for any taxable period ending on or before the Closing Date prior to the tenth anniversary of the Closing Date, without the prior written consent of Sellers’ Representative, and before any disposition or destruction of such materials at any time, the Buyer shall give thirty (30) days prior written notice of any such proposed disposition or destruction to the Sellers’ Representative, and the Sellers’ Representative shall have the right, in its sole discretion, to take possession of such materials and documents.

c.Tax Controversies. Except for disputes related to a Tax Amount, which shall be determined pursuant to Section 2.5, Buyer shall have the right to control any Tax Controversy with respect to a taxable period of the Company. With respect to any Tax Controversy related to a Tax Return for a taxable period of the Company described in Section 8.3(a)(i) or Section 8.3(a)(ii), Buyer shall keep the Sellers’ Representative reasonably informed regarding the progress and all substantive aspects of such Tax Controversy, including providing the Sellers’ Representative with copies of (i) all notices or other written all substantive materials relating to such Tax Controversy received from the relevant tax authority and (ii) all substantive written materials submitted to such tax authority by Buyer, within five (5) days of receipt or submission of the notice or written materials from or to such taxing authority. Buyer shall not settle or compromise any such Tax Controversy related to a Tax Return for a taxable period of the Company described in Section 8.3(a)(i) or Section 8.3(a)(ii) without the consent of the Sellers’ Representative, which consent shall not be unreasonably withheld, delayed or conditioned; provided, however, Buyer shall have the right to consent to a settlement or compromise under this Section 8.3(c) to the extent that Buyer, prior to consenting to such settlement or compromise, provides Sellers’ Representative with a written agreement, in form and substance reasonably satisfactory to Sellers’ Representative, to indemnify and hold Sellers harmless for any Taxes or other liabilities assessed against Company or the Sellers, including any loss, reduction or repayment of any refund, credit or similar benefit that would have been payable to the Company and to which the Sellers would have been entitled to receive, but for the settlement of such Tax Controversy.

d.Transfer Taxes. The Buyer shall be liable for all Transfer Taxes that become payable in connection with the transactions contemplated hereby, regardless of whether such Taxes are imposed on any Seller or any of their respective Affiliates. Notwithstanding the foregoing, if a Seller determines in its sole discretion that it is required by applicable Law to pay any Transfer Taxes, then such Seller will pay such Transfer Taxes, and the Buyer will, subject to receipt of satisfactory evidence of the Seller’s payment thereof, promptly reimburse the applicable Seller, whether or not such Transfer Taxes were correctly or legally imposed by the applicable Governmental Authority. The Buyer will, at its own expense, file all necessary Tax Returns and other documentation with respect to such Taxes. If required by applicable Law, the Sellers will, and will cause its Affiliates to, join in the execution of such Tax Returns or other documentation.

e.Tax Refunds. Sellers shall be entitled to any refund of Taxes that is received by the Company with respect to a taxable period ending before the Closing Date, or which is attributable to the portion of a Straddle Period ending on the Closing Date (as determined in a manner consistent with Section 8.3(a)(iii)), and Buyer shall remit to Sellers the amount of such refund for Taxes no later than three (3) days after the receipt of such refund for Taxes, except that no such refund of Taxes shall be paid to the Sellers to the extent that (i) such refund received or paid to the Company is with respect to an amended Tax Return filed by the Company, including an amended Straddle Period Tax Return to the extent that such refund relates t

o the portion of the Straddle Period beginning before and ending on the Closing Date, and (ii) such refund of Taxes is in excess of the refund that was claimed on such Tax Return as originally filed and not yet paid to the account of the Sellers in accordance with the provisions of this Section 8.3(e), provided that Buyer has provided Sellers’ Representative with such written agreement as is set forth in Section 8.3(a)(i) above. For the avoidance of doubt, any Prepaid Tax Amount that has been taken into account in calculating the Post-Closing Adjustment Amount pursuant to Section 2.5 shall not be a refund to which Sellers are entitled pursuant to this Section 8.3(e).

f.No Section 338 Election. No Party shall make any election under Code Section 338 to cause the purchase of the Company to be treated as an acquisition of assets.

g.No Extraordinary Transactions on Closing Date. The Company shall not, and Buyer shall not permit the Company to, engage in any transactions outside the Ordinary Course of Business on the Closing Date. Notwithstanding any other provision of this Agreement, if the Company does engage in any transactions outside the Ordinary Course of Business on the Closing Date, Buyer shall be liable for any Taxes attributable to any such transactions.

Section 8.4    Indemnification and Insurance.

a.The Buyer agrees that all rights to indemnification or exculpation (including advancement of expenses) existing in favor of, and all limitations on the personal liability of, each present and former director, manager or officer of the Company (the “D&O Indemnified Parties”) provided for in their respective charters, by-laws, other organizational documents or any other agreements in effect as of the date hereof shall continue in full force and effect until the sixth (6th) anniversary of the Closing and shall not be amended, replaced or otherwise modified prior to such date in any manner that would adversely affect the rights of the D&O Indemnified Parties thereunder as contemplated herein, unless such modification is required by applicable Law. From and after the Closing, the Buyer agrees to indemnify and hold harmless, and cause the Company to indemnify and hold harmless, the present and former directors, managers and officers of the Company in respect of acts or omissions occurring prior to the Closing to the extent provided in any written agreements entered into prior to the date hereof between such individuals and the Company.

b.At or prior to the Closing, the Company shall purchase an extended reporting period endorsement under the Company’s existing directors’, managers’ and officers’ liability insurance coverage (the “Tail Policy”) for the Company’s directors, managers and officers that shall provide such parties with coverage for six (6) years following the Closing of not less than the existing coverage. The Buyer shall, and shall cause the Company to, maintain such policy in full force and effect, and continue to honor the obligations thereunder, for the term of such Tail Policy.

c.The parties expressly agree that the D&O Indemnified Parties to whom Section 8.4(a) and Section 8.4(b) applies shall be third party beneficiaries of Section 8.4(a) and Section 8.4(b) and shall be entitled to enforce the covenants contained herein.

Section 8.5    Non-Competition; Non-Solicitation.

a.Restricted Sellers.

i.For a period of five (5) years commencing on the Closing Date (the “Restricted Period”), none of the Restricted Sellers shall, and shall not permit any of their Affiliates to, directly or indirectly, (i) engage in or assist others in engaging in the Business in the Territory; (ii) have an interest in any Person that engages directly or indirectly in the Business in the Territory in any capacity, including as a partner, shareholder, member, employee, principal, agent, trustee or consultant; or (iii) intentionally interfere in any material respect with the business relationships (whether formed prior to or after the date of this Agreement) between the Company and customers or suppliers of the Company; provided, however, a Restricted Seller’s ownership interest of less than 1% of the securities of any Person traded on any national securities exchange so long as such Restricted Seller is not a controlling Person of, or a member of a group that controls, such Person shall not constitute a violation of this Section 8.5.

ii.During the Restricted Period, none of the Restricted Sellers shall, and shall not permit any of their Affiliates to, directly or indirectly, hire or solicit any employee of the Company or encourage any such employee to leave such employment or hire any such employee who has left such employment, except pursuant to a general solicitation that is not directed specifically to any such employees; provided that nothing in this Section 8.5(a)(ii) shall prevent any Restricted Seller or any of its Affiliates from hiring (A) any employee whose employment has been terminated by the Company or Buyer or (B) after six (6) months from the date of termination of employment, any employee whose employment has been terminated by the employee.

iii.During the Restricted Period, no Restricted Seller shall, and shall not permit any of its Affiliates to, directly or indirectly, solicit or entice, or attempt to solicit or entice, any clients or customers of the Company or Buyer or potential clients or customers of the Company or Buyer for purposes of diverting their business or services from the Company or the Buyer.

b. MSouth Equity Partners. MSouth Equity Partners, L.P. hereby agrees that, without the written consent of the Buyer, for a period of two (2) years after the Closing Date (the “MSouth Restricted Period”) it will not directly or indirectly, including through its affiliated investment funds, on behalf of any Person, hire or solicit any Covered Employee or encourage any such Covered Employee to leave such employment or hire any such Covered Employee who has left such employment, except pursuant to a general solicitation that is not directed specifically to any such Covered Employee; provided that nothing in this Section 8.5(b) shall prevent MSouth Equity Partners, L.P. or any of its Affiliates from hiring (i) any Covered Employee whose employment has been terminated by the Company or Buyer or (ii) after six (6) months from the date of termination of employment, any Covered Employee whose employment has been terminated by the employee.

Section 8.6    Supplement to Disclosure Schedules. From the date of this Agreement until the Closing, the Sellers may deliver to the Buyer written notice of any update to the Company Disclosure Schedule with respect to any events or circumstances of which the Sellers become aware after the date hereof which, if occurring prior to the date of this Agreement, would have been required to be set forth or described in the Company Disclosure Schedule or is necessary to correct any information in the Company Disclosure Schedule or any representation or warranty of the Company or the Sellers that has been rendered inaccurate thereby (with respect to each schedule, an “Updated Schedule”); provided that, notwithstanding anything in this Agreement to the contrary, any disclosure in any such Updated Schedule shall not be deemed to have retroactively cured any inaccuracy in or breach of any representation or warranty contained in this Agreement.

Section 8.7    R&W Insurance. Following the Closing, Buyer shall not amend the R&W Insurance Policy in any manner adverse to the Sellers (including with respect to the subrogation provisions) without the Sellers’ Representative’s prior written consent. Buyer shall pay or cause to be paid, all costs and expenses related to the R&W Insurance Policy, including the total premium, retention, underwriting costs, brokerage commissions, taxes related to such policy and other fees and expenses of such policy.

ARTICLE IX
NO SURVIVAL; CERTAIN WAIVERS

Section 9.1    No Survival; Certain Waivers. The representations and warranties of the Parties contained herein shall not survive, and shall terminate effective immediately as of, the Closing, such that no claim for breach of any such representation or warranty, detrimental reliance or other right or remedy (whether in contract, in tort or at law or equity) may be brought after the Closing, except with respect to claims for fraud with respect to any representation, warranty, covenant or agreement contained in this Agreement. The covenants of the Parties contained herein to the extent contemplating or requiring performance at or prior to the Closing shall not survive, and shall terminate effective immediately as of, the Closing, such that no claim for breach of any such covenant, detrimental reliance or other right or remedy (whether in contract, in tort or at law or equity) may be brought after the Closing. Each covenant of any Party contained herein which by its terms requires performance after the Closing (the “Surviving Covenants”) shall survive the Closing until fully performed in accordance with its terms and nothing in this Section 9.1 shall be deemed to limit any rights or remedies of any Person for breach of any such covenant (it being understood that the Buyer shall also be liable for breach of any covenant or agreement requiring performance by the Company after the Closing and that nothing herein shall limit or affect Buyer’s or any of its Affiliates’ liability for the failure to pay any amounts as required under this Agreement). No claim for breach of any representation, warranty, covenant or other agreement may be brought by any Party after such applicable survival period set forth above ends, except with respect to claims for fraud with respect to any representation, warranty, covenant or any other agreement contained herein. For the avoidance of doubt, the Parties (i) intend the foregoing sentences of this Section 9.1 and all other time limitations herein to operate as a contractual statute of limitations and to shorten, replace and supersede any statute of limitations that may otherwise be applicable to claims for breaches of representations, warranties, covenants or agreements (except in the case of fraud), (ii) acknowledge and agree that such shortening, replacement and supersession of any such statute of limitations by such contractual statute of limitations is reasonable and appropriate and (iii) acknowledge and agree that no Party may seek rescission of the agreements contemplated by this Section 9.1.

Section 9.2    Waiver of Certain Claims. Buyer, for itself and on behalf of all Buyer Related Parties (including, after the Closing, the Company), acknowledges and agrees that, from and after the Closing, to the maximum extent permitted by Law, any and all entitlements, rights, remedies, claims and causes of action it or they may have against the Sellers or any of their post-Closing Affiliates with respect to any matter in any way relating to this Agreement or the transactions contemplated herein or arising in connection with this Agreement or such transactions, whether in contract, tort, under any Laws, at common law or otherwise (other than claims against Sellers for fraud with respect to any representation, warranty, covenant or any other agreement contained in this Agreement and claims for breaches of Surviving Covenants), are hereby fully, irrevocably and unconditionally waived. Without limiting the foregoing, the Buyer acknowledges and agrees that the Buyer Related Parties may not avoid the aforementioned limitation on liability by (i) seeking damages for breach of contract, tort, or pursuant to any other theory of liability (including under Rule 10b-5 promulgated under the Securities Act), all of which are hereby waived, or (ii) asserting or threatening a claim against any Person that is not a party hereto (or a successor to a party hereto) for breaches of the representations, warranties, covenants and agreements contained in this Agreement (other than claims against Sellers for fraud with respect to any representation, warranty, covenant or any other agreement contained herein and claims for breaches of Surviving Covenants). The limits imposed on the Buyer Related Parties’ remedies with respect to this Agreement and the transactions contemplated hereby were specifically bargained for between sophisticated parties, were specifically taken into account in the determination of the amounts to be paid to the Sellers hereunder and Buyer’s commitment to obtain the R&W Insurance Policy are an integral part of the transactions contemplated hereby, and, without these limitations, the Sellers would not enter into this Agreement.

Section 9.3    Sellers’ Representative.

a.Appointment. The Sellers’ Representative shall be MSouth Equity Partners, L.P. until an appointment of a successor or its resignation pursuant to Section 9.3(h). The Sellers’ Representative is hereby irrevocably constituted and appointed as the attorney-in-fact and agent for each Seller in his, her or its name, place and stead in connection with the transactions contemplated by this Agreement to act on behalf of the Sellers with the power and authority granted to the Sellers’ Representative herein. The Sellers shall acknowledge and Buyer and hereby acknowledges and agrees that the Sellers’ Representative shall have full power and authority to take all actions in accordance with this Agreement, the Escrow Agreement, and any other agreement entered into or document delivered in connection with the transactions contemplated by this Agreement that are to be taken by the Sellers’ Representative hereunder. Subject to Section 9.3(c), the Sellers’ Representative shall be entitled to take any and all actions which it believes are necessary or appropriate in accordance with this Agreement, the Escrow Agreement and any other agreement entered into or document delivered in connection with the transactions contemplated by this Agreement, including, without limitation, executing the Escrow Agreement as Sellers’ Representative, giving and receiving any notice or instruction permitted or required under this Agreement or the Escrow Agreement by the Sellers’ Representative, interpreting all of the terms and provisions of this Agreement and the Escrow Agreement, authorizing payments to be made with respect hereto or thereto, obtaining reimbursement as provided for herein or therein for all out-of-pocket fees and expenses and other obligations of or incurred by the Sellers’ Representative in connection with this Agreement and the Escrow Agreement, conducting negotiations with Buyer and its agents regarding such claims, dealing with Buyer and the Escrow Agent under this Agreement and the Escrow Agreement, taking any other actions specified in or contemplated by this Agreement and the Escrow Agreement, and engaging counsel, accountants or other representatives in connection with the foregoing matters. Without limiting the generality of the foregoing but subject to Section 9.3(b), the Sellers’ Representative shall have the full power and authority to interpret all the terms and provisions of this Agreement, the Escrow Agreement and any other agreement entered into or document delivered in connection with the transactions contemplated by this Agreement and to consent to any amendment hereof or thereof in its capacity as Sellers’ Representative, absent bad faith or manifest error on the part of the Sellers’ Representative.

b.Authorization. By executing this Agreement, the Sellers shall authorize, and the Buyer hereby authorizes the Sellers’ Representative to:

i.Receive all notices or documents given or to be given to the Sellers’ Representative pursuant to this Agreement, the Escrow Agreement or any other agreement entered into or document delivered in connection with the transactions contemplated by this Agreement and to receive and accept services of legal process in connection with any suit or proceeding arising under this Agreement, the Escrow Agreement or any other agreement entered into or document delivered in connection with the transactions contemplated by this Agreement;

ii.Engage counsel and such accountants and other advisors and incur such other expenses in connection with this Agreement, the Escrow Agreement or any other agreement entered into or document delivered in connection with the transactions contemplated by this Agreement as the Sellers’ Representative may in its sole discretion deem appropriate; and

iii.After the Effective Time, take such action as the Sellers’ Representative may in its sole discretion deem appropriate in respect of: (A) taking such action as the Sellers’ Representative are authorized to take under this Agreement, the Escrow Agreement or any other agreement entered into or document delivered in connection with the transactions contemplated by this Agreement; (B) receiving all documents or certificates and making all determinations, in its capacity as Sellers’ Representative, required under this Agreement, the Escrow Agreement or any other agreement entered into or document delivered in connection with the transactions contemplated by this Agreement; and (C) all such actions as may be necessary to carry out any of the transactions contemplated by this Agreement, the Escrow Agreement or any other agreement entered into or document delivered in connection with the transactions contemplated by this Agreement, including, without limitation, the determination of all matters under Article II and any waiver of any obligation of the Sellers.

c.Disclaimer. The Parties’ intent is that the Sellers’ Representative will act in the best interest of the Sellers, as if appointed by each of the Sellers as their representative. Notwithstanding the foregoing, or any provision herein to the contrary, the Sellers’ Representative is not an agent of the Sellers and shall have no duties to the Sellers or liability to the Sellers with respect to any action taken, decision made or instruction given by the Sellers’ Representative in connection with this Agreement, the Escrow Agreement or any other agreement entered into or document delivered in connection with the transactions contemplated by this Agreement, including, but not limited to, liability to any Seller for any apportionment or distribution of payments made by the Sellers’ Representative in good faith, absent gross negligence or willful misconduct on the part of the Sellers’ Representative. Subject to the prior sentence, if any such apportionment or distribution is subsequently determined to have been made in error, the sole recourse of any Person to whom payment was due, but not made, shall be to recover from other Sellers any payment in excess of the amount to which they were determined to have been entitled. The Sellers’ Representative shall not be required to make any inquiry concerning either the performance or observance of any of the terms, provisions, or conditions of this Agreement.

d.Indemnification of Sellers’ Representative. The Sellers’ Representative shall be indemnified by the Sellers (and not Buyer or the Company, or any of their respective officers, directors employees, agents, managers, shareholders or members) for and shall be held harmless against any loss, liability or expense incurred by the Sellers’ Representative or any of its Affiliates and any of its and their respective Representatives, in each case relating to the Sellers’ Representative’s conduct as the Sellers’ Representative, other than losses, liabilities or expenses resulting from the Sellers’ Representative’s gross negligence or willful misconduct in connection with its performance under this Agreement and the Escrow Agreement. This indemnification shall survive the termination of this Agreement and the Escrow Agreement. The costs of such indemnification (including the costs and expenses of enforcing this right of indemnification) shall be paid by the Sellers in accordance with their pro rata share of the Purchase Price. The Sellers’ Representative may, in all matters arising under this Agreement, the Escrow Agreement or any other agreement entered into or document delivered in connection with the transactions contemplated by this Agreement, rely on the advice of counsel and for anything done, omitted or suffered in good faith by the Sellers’ Representative in accordance with such advice of counsel, the Sellers’ Representative shall not be liable to the Sellers, Buyer, the Company, the Escrow Agent or any other Person, absent gross negligence or willful misconduct on the part of the Sellers’ Representative. In no event shall the Sellers’ Representative be liable under this Agreement, the Escrow Agreement or any other agreement entered into or document delivered in connection with the transactions contemplated by this Agreement for any indirect, punitive, special or consequential damages or any other damages.

e.Access to Information. The Sellers’ Representative shall have reasonable access to information which is in the possession, custody or control of Buyer or the Company and the reasonable a ssistance of Buyer and the Company’s officers and employees for purposes of performing the Sellers’ Representative duties and exercising its rights under this Agreement, the Escrow Agreement and any other agreement entered into or document delivered in connection with the transactions contemplated by this Agreement; provided that the Sellers’ Representative shall treat confidentially and not, except in connection with enforcing its rights under this Agreement, the Escrow Agreement or any other agreement entered into or document delivered in connection with the transactions contemplated by this Agreement, disclose any nonpublic information to anyone (except to the Sellers’ Representative’s attorneys, accountants or other advisers, to the Sellers and to any other Person on a need-to-know basis, but only if such other Person agrees to keep such information confidential).

f.Reasonable Reliance. In the performance of its duties and exercise of its rights under this Agreement, the Escrow Agreement and any other agreement entered into or document delivered in connection with the transactions contemplated by this Agreement, the Sellers’ Representative shall be entitled to rely upon any document or instrument reasonably believed to be genuine, accurate as to content and signed by any party to this Agreement, the Escrow Agreement, any other agreement entered into or document delivered in connection with the transactions contemplated by this Agreement or any Seller. The Sellers’ Representative may assume that any Person purporting to give any notice in accordance with the provisions of this Agreement, the Escrow Agreement or any other agreement entered into or document delivered in connection with the transactions contemplated by this Agreement has been duly authorized to do so.

g.Orders. The Sellers’ Representative is authorized, in its sole discretion, to comply with final, nonappealable orders or decisions issued or processes entered by any court of competent jurisdiction or arbitrator with respect to the Adjustment Escrow Fund. If any portion of the Adjustment Escrow Fund is disbursed to the Sellers’ Representative and is at any time attached, garnished or levied upon under any court order, or in case the payment, assignment, transfer, conveyance or delivery of any such property shall be stayed or enjoined by any court order, or in case any order, judgment or decree shall be made or entered by any court affecting such property or any part thereof, then and in any such event, the Sellers’ Representative is authorized, in its sole discretion, but in good faith, to rely upon and comply with any such order, writ, judgment or decree which it is advised by legal counsel selected by it is binding upon it without the need for appeal or other action; and if the Sellers’ Representative complies with any such order, writ, judgment or decree, it shall not be liable to any Seller or to any other Person by reason of such compliance even though such order, writ, judgment or decree may be subsequently reversed, modified, annulled set aside or vacated.

h.Removal of Sellers’ Representative; Authority of Sellers’ Representative. The Sellers’ Representative may resign as the Sellers’ Representative at any time, and its successor shall be designated by a holders of a majority of the Shares as of immediately prior to the Effective Time; provided, however, that such resignation of the acting Sellers’ Representative nor such appointment of a successor Sellers’ Representative shall be effective until such successor has executed an acknowledgement that he, she or it accepts the responsibility of successor Sellers’ Representative and agrees to perform and be bound by all of the provisions of this Agreement, the Escrow Agreement and any other agreement entered into or document delivered in connection with the transactions contemplated by this Agreement applicable to the Sellers’ Representative. Each successor Sellers’ Representative shall have all of the power, authority, rights and privileges conferred by this Agreement upon the original Sellers’ Representative, and the term “Sellers’ Representative” shall be deemed to include any interim or successor Sellers’ Representative.

i.Irrevocable Appointment. Subject to Section 9.3(h), the appointment of the Sellers’ Representative hereunder is irrevocable and any action taken by the Sellers’ Representative pursuant to the a uthority granted in this Section 9.3 shall be effective and absolutely binding as the action of the Sellers’ Representative.

j.No Liability to Buyer/Company. Notwithstanding any other provision of this Agreement, the Escrow Agreement or any other agreement entered into or document delivered in connection with the transactions contemplated by this Agreement, in no event shall the Sellers’ Representative be liable to Buyer, the Company, or any of their respective officers, directors or Affiliates, except in the case of fraud.

k.No Liability of Buyer/Company. Notwithstanding any other provision of this Agreement, the Escrow Agreement or any other agreement entered into or document delivered in connection with the transactions contemplated by this Agreement, in no event shall Buyer or its Affiliates (including, after the Closing, the Company) have any liability to the Sellers’ Representative or Sellers related to any action or inaction on the part of the Sellers’ Representative in acting on behalf of the Sellers, including with respect to the appointment of the Sellers’ Representative and the Sellers’ Representative’s administration and distribution of the Sellers’ Representative Amount, Sellers’ Representative Expense Fund, the Adjustment Escrow Amount and the Closing Date Seller Payment to the Sellers.

l.Expenses of the Sellers’ Representative. The Sellers’ Representative shall be entitled to withdraw cash amounts held in the account containing the Sellers’ Representative Expense Fund in reimbursement for the reasonable out-of-pocket fees and expenses (including legal, accounting and other advisors’ fees and expenses, if applicable) incurred by the Sellers’ Representative in performing its duties under this Agreement, the Escrow Agreement or any other agreement entered into or document delivered in connection with the transactions contemplated by this Agreement as such fees and expenses are incurred. In the event that the Sellers’ Representative Expense Amount is insufficient to cover the fees or expenses incurred by the Sellers’ Representative in performing under this Agreement or the Escrow Agreement, first, to the degree proceeds from the Adjustment Escrow Fund are distributable to the Sellers in accordance with the terms of this Agreement and the Escrow Agreement, the Sellers’ Representative shall be entitled to be paid out of the Adjustment Escrow Fund prior to any payments made out of such fund to the Sellers, and second, each of the Sellers shall be obligated to pay their pro-rata portion of any such deficiency.

ARTICLE X
TERMINATION

Section 10.1    Termination. This Agreement may be terminated at any time prior to the Closing only as follows:

(a)by mutual written consent of the Buyer and the Sellers’ Representative;

(b)by either Buyer or Sellers’ Representative if the Closing has not occurred on or before the date that is ninety (90) days after the date of this Agreement (the “Outside Date”), provided that the Party seeking to terminate shall not be entitled to terminate pursuant to this Section 10.1(b) if the failure of the Closing to occur was primarily caused by the failure of Buyer (if it is seeking to terminate) or any Seller or the Company (if the Sellers’ Representative is seeking to terminate) to perform in any material respect any of the covenants or agreements to be performed by it prior to the Closing, provided further, that if Buyer delivers written notice to Sellers’ Representative of Buyer’s intention to terminate this Agreement pursuant to this Section 10.1(b) at a time when Buyer does not have the right to terminate the Agreement pursuant to the first proviso of this Section 10.1(b) and the Sellers’ Representative does not notify Buyer within five (5) Business Days of receipt of a notice of termination from Buyer that Sellers’ Representative objects to Buyer’s termination of the Agreement pursuant to this Section 10.1(b), then each of the Sellers’ Representative, Sellers and the Company shall be deemed to have irrevocably waived any right it may have to (i) object to Buyer’s termination of the Agreement pursuant to this Section 10.1(b) and (ii) the Termination Fee;

(c)by the Buyer, so long as Buyer is not then in material breach of any of its representations, warranties or covenants contained in this Agreement, if there has been a breach, inaccuracy in or failure to perform any of the representations, warranties or covenants made by the Sellers or the Company in this Agreement that would give rise to the failure of any of the conditions set forth in Section 6.2(a) or Section 6.2(b), and such breach, inaccuracy, or failure has not been cured by the Sellers or the Company, if capable of being cured, within ten (10) days after delivery of notice thereof by the Buyer to the Sellers’ Representative; or

(d)by the Sellers’ Representative, so long as Sellers or Company are not then in material breach of any of the representations, warranties or covenants made by them in this Agreement, if there has been a breach, inaccuracy in or failure to perform any of the representations, warranties or covenants made by the Buyer in this Agreement that would give rise to the failure of any of the conditions set forth in Section 6.3(a) or Section 6.3(b), and such breach, inaccuracy, or failure has not been cured by the Buyer, if capable of being cured, within ten (10) days after delivery of notice thereof by the Sellers’ Representative to the Buyer.

The Party seeking to terminate this Agreement pursuant to this Section 10.1 shall give prompt written notice of such termination to the other Parties hereto.
Section 10.2    Effect of Termination. In the event of termination of this Agreement as provided above, this Agreement shall immediately terminate and have no further force and effect and there shall be no liability on the part of any Party to any other Party under this Agreement, except that (a) the covenants and agreements set forth in this Section 10.2 and Article XI and all definitions herein necessary to interpret any of the foregoing provisions shall remain in full force and effect and survive such termination indefinitely and (b) nothing in this Section 10.2 shall release any Party from any Liability for any breach by such Party of this Agreement before the effective date of such termination, or otherwise affect any of the rights or remedies (whether under this Agreement, or at Law, in equity or otherwise) available to any Party with respect to the breach of this Agreement by any Party before the effective date of such termination.

Section 10.3    Termination Fee. In the event that (a) the Sellers’ Representative terminates this Agreement pursuant to Section 10.1(d) or (b) Buyer delivers written notice to Sellers’ Representative of Buyer’s intention to terminate this Agreement pursuant to Section 10.1(b) and Sellers’ Representative timely delivers the notice of objection contemplated by the second proviso of Section 10.1(b), then the Buyer shall pay or cause to be paid to the Company a termination fee of $1,000,000, in cash in immediately available funds and free of any withholding or deduction for Taxes (the “Termination Fee”), within ten (10) Business Days following the Sellers’ Representative notice of termination if Sellers’ Representative has terminated pursuant to Section 10.1(d) or (y) the receipt by the Buyer of the Sellers’ Representative’s notice of objection if Buyer has delivered written notice of Buyer’s intention to terminate pursuant to Section 10.1(b). Upon Buyer’s payment of the Termination Fee, this Agreement shall immediately terminate and have no further force and effect as contemplated by Section 10.2. Buyer acknowledges that the agreements contained in this Section 10.3 are an integral part of the transactions contemplated by this Agreement and constitute liquidated damages and not a penalty, that the Sellers would not have entered into this Agreement without the agreements in this Section 10.3 and that the payment of the Termination Fee in the circumstances specified herein is supported by due and sufficient consideration and represents the Parties’ estimate of the losses suffered by Sellers and the Company in the event the transactions contemplated by this Agreement fail to close in the circumstances described in this Section 10.3. In the event this Agreement is terminated and the Company is entitled to receive a Termination Fee, the Termination Fee shall be the sole and exclusive remedy (whether at law, in equity, in contract or in tort) of the Company, its Affiliates, the Sellers’ Representative and the Sellers for any loss suffered as a result of any and all claims for breach of any representation, warranty, covenant or agreement in this Agreement or the transactions contemplated hereby. Notwithstanding anything to the contrary contained in this Agreement, in no event shall the Buyer be required to pay the Termination Fee more than once.

ARTICLE XI
MISCELLANEOUS

Section 11.1    Expenses. Except as otherwise specifically provided in this Agreement, all expenses shall be paid by the party incurring such expense.

Section 11.2    Further Assurances. Each Party shall at any time and from time to time on and after the Closing Date, upon request by the other Party, take or cause to be taken such actions and execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered, such instruments, documents, transfers and conveyances as may be required to give effect to the transactions contemplated by this Agreement and, in connection therewith, Sellers and the Company shall execute,  deliver or make available (as applicable) such commercially reasonable affidavits, corporate articles, bylaws, certificates of good standing, resolutions, consents and the like as may be required by a title company in order to issue an owner’s policy of title insurance with respect to the Real Property owned by the Company..

Section 11.3    Notices. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed to have been duly given or made: (a) three (3) Business Days after the date of mailing, if delivered by registered or certified mail, postage prepaid, return receipt requested; (b) upon delivery, if delivered personally; (c) upon delivery, if sent by prepaid courier, with a record of receipt; or (d) the next day after the date of dispatch, if sent by e-mail of a PDF document, to the Parties at the following addresses:

if to Buyer (or the Company after the Closing), to:
Neenah, Inc.
3460 Preston Ridge Road, Suite 600
Alpharetta, Georgia 30005
Attention: Noah S. Benz
E-Mail: Noah.benz@neenah.com

with a required copy to:

Bryan Cave Leighton Paisner LLP
One Atlantic Center, Fourteenth Floor
1201 West Peachtree Street, N.W.
Atlanta, Georgia 30309-3448
Attention: Terrence Childers
E-Mail: Terrence.childers@bclplaw.com

if to Sellers
c/o Sellers’ Representative:
Two Buckhead Plaza

3050 Peachtree Road NW, Suite 550
Atlanta, Georgia 30305
Attn: Peter Pettit
E-Mail: ppettit@msouth.com

with a required copy to:

Eversheds Sutherland (US) LLP
999 Peachtree St., NE, Suite 2300
Atlanta, Georgia 30309
Attention: Michael J. Voynich
E-Mail: michaelvoynich@eversheds-sutherland.com

A Party may change the address to which notice to it, or copies thereof, shall be addressed by giving notice thereof to the other Parties in conformity with the foregoing.
Section 11.4    Assignment. This Agreement and all the rights and powers granted hereby shall bind and inure to the benefit of the Parties and their respective permitted successors and permitted assigns. This Agreement and the rights, interests and obligations hereunder may not be assigned by any Party without the written consent of the other Parties, provided, however, Buyer may assign its rights, interests and obligations hereunder to any of its Affiliates, provided, further, that, in each case, no such assignment will limit any Buyer’s obligations hereunder. Any attempted assignment in violation of this Section 11.4 shall be null and void.

Section 11.5    Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware without regard to its conflict of laws doctrines. Each of the Parties hereby irrevocably acknowledges and consents that any legal action or proceeding brought with respect to any of the obligations arising under or relating to this Agreement shall be brought in the state courts of the State of Georgia, or, if it has or can acquire jurisdiction, in the United States District Court for the Northern District of Georgia, as the Party bringing such action or proceeding may elect, and each of the Parties hereby irrevocably submits to and accepts with regard to any such action or proceeding, for itself and in respect of its property, generally and unconditionally, the jurisdiction of the aforesaid courts. Each Party hereby further irrevocably waives any claim that any such courts lack jurisdiction over such Party and agrees not to plead or claim, in any legal action or proceeding with respect to this Agreement or the transactions contemplated hereby brought in any of the aforesaid courts, that any such court lacks jurisdiction over such Party or that any such court is not a convenient forum for any such action or proceeding. The Parties agree that any judgment obtained in any action referred to above may, in the discretion of such Party (or its permitted successors or assigns), be enforced in any jurisdiction, to the extent permitted by applicable Law.

Section 11.6    Specific Performance. The Parties agree that irreparable damage would occur in the event that certain of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that Buyer shall be entitled to seek an injunction or injunctions, or other interim equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in addition to any other remedy to which it is entitled at law or in equity. Any requirements for the securing or posting of any bond in connection with such remedy are waived. Sellers, Sellers’ Representative and the Company hereby irrevocably waive, and agree not to assert or attempt to assert, by way of motion or other request for leave from the court, as a defense, counterclaim or otherwise, in any action or proceeding based upon, arising out of or relating to this Agreement, any claim or argument that there is an adequate remedy at law or that an award of specific performance is not otherwise an available or appropriate remedy. In no event shall Sellers or the Company seek any (a) equitable relief or equitable remedies of any kind whatsoever or (b) monetary damages or any other recovery, judgment or damages of any kind, including consequential, indirect or punitive damages, other than damages in an amount not in excess of the Termination Fee pursuant to Section 10.3.

Section 11.7    Amendment and Waiver. To be effective, any amendment or waiver under this Agreement must be in writing and signed by Buyer and Sellers’ Representative. Neither the failure of any Party to exercise any right, power or remedy provided under this Agreement or to insist upon compliance by another Party with its obligations hereunder, nor any custom or practice of the Parties at variance with the terms hereof shall constitute a waiver by such Party or Parties of the right to exercise any such right, power or remedy or to demand such compliance.

Section 11.8    Entire Agreement; No Third Party Beneficiaries. This Agreement, the Confidentiality Agreement, and the Company Disclosure Schedule, Schedules, Exhibits and Annexes attached hereto (each of which are incorporated herein) set forth all of the promises, covenants, agreements, conditions and undertakings between the Parties with respect to the subject matter hereof, and supersede all prior or contemporaneous agreements and understandings, negotiations, inducements or conditions relating thereto, express or implied, oral or written. This Agreement is not intended to confer upon any Person other than the Parties any rights or remedies hereunder, except for the provisions of Section 8.4, to the extent they relate to D&O Indemnified Parties not a party to this Agreement.

Section 11.9    Severability. If any term or other provision of this Agreement is held by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced under any rule of Law in any particular respect or under any particular circumstances, such term or provision shall nevertheless remain in full force and effect in all other respects and under all other circumstances, and all other terms, conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to Buyer or Sellers. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

Section 11.10    Counterparts; Signatures. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together shall be deemed one and the same instrument. A signed copy of this Agreement (or a signature page hereto) delivered by facsimile, e-mail, “.pdf” format, or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

Section 11.11    Transfer of Privilege; Conflicts.

a.The Buyer acknowledges the fact that Eversheds Sutherland (US) LLP (“ES”) has represented the Sellers’ Representative and the Company in connection with the transactions provided for herein and agrees that, effective upon the Closing, the Company shall, without the necessity of further documentation of transfer, be deemed to have irrevocably assigned and transferred to the Sellers’ Representative all of their right to, title to and interest in all communications with, and work product of, ES as they relate to this Agreement, the documents related hereto and the preparation and negotiation thereof, together with all written or other materials consisting of, containing, summarizing or embodying such communications and work product (collectively, the “Privilege Items”). The Buyer acknowledges and agrees that the intent and effect of this provision is to grant the Sellers’ Representative control over the exercise of t he attorney-client privilege held by the Company, if any, in respect of this Agreement and the Privilege Items.

b.If, subsequent to the Closing, any dispute (a “Dispute”) arises relating in any manner to this Agreement or any agreement delivered in connection herewith between the Sellers’ Representative on the one hand, and the Buyer or any of its Affiliates on the other hand, the Buyer, for itself and its Affiliates, hereby consents to ES’s representation of the Sellers’ Representative with respect to such Disputes and waives any conflict of interest that may exist by reason of such representation. The Buyer acknowledges that ES, in connection with its representation of the Company, has and will have obtained confidential information of the Company, and agrees that such information may be used on behalf of the Sellers’ Representative in connection with such Dispute at the sole discretion of Sellers’ Representative, notwithstanding a claim of privilege or work-product the Company may otherwise be entitled to assert, if any.

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IN WITNESS WHEREOF, the Parties have executed this Stock Purchase Agreement as of the day and year first above written.

BUYER:	Neenah Composites, LLC
By: /s/ Julie A. Schertell
Name: Julie A. Schertell
Title: Senior Vice President, Chief Operating Officer

COMPANY:	VECTORPLY CORPORATION
By: /s/ Trevor Humphrey
Name: Trevor Humphrey
Title: President

SELLERS:	MSOUTH EQUITY PARTNERS, L.P.

By: MSouth Equity Partners GP, LLC, its general partner

By: MSouth Investment Holdings, L.P., its managing member

By: MSouth Group GP, LLC, its general partner

By: /s/ Peter S. Pettit
Name: Peter S. Pettit
Title: Manager

NORTHSTAR MEZZANINE PARTNERS V, L.P.

By: Northstar Capital, LLC, its general partner

By: /s/ Douglas Mark
Name: Douglas Mark
Title: Managing Partner

/s/ Garrison M. Kitchen
Garrison M. Kitchen

/s/ Michale D. Long
Michael D. Long

/s/ Bart A. McLean
Bart A. McLean

/s/ Donald L. MAssey
Trustee of the Massey Family Trust

/s/ Darwin Sears
Darwin Sears

/s/ Tamir Levy
Tamir Levy

/s/ Trevor A. Gundberg
Trevor A. Gundberg

/s/ Donald L. Massey
Donald L. Massey

/s/ Paul J. Norrell
Paul J. Norrell

/s/ Donald W. Sawtelle, III
Donald W. Sawtelle, III

/s/ Trevor V. Humphrey
Trevor V. Humphrey

/s/ Jennifer Gaylor
Jennifer Gaylor

SELLERS’ REPRESENTATIVE:	MSOUTH EQUITY PARTNERS, L.P.

By: MSouth Equity Partners GP, LLC, its general partner

By: MSouth Investment Holdings, L.P., its managing member

By: MSouth Group GP, LLC, its general partner

By: /s/ Peter S. Pettit
Name: Peter S. Pettit
Title: Manager